Exhibit 2.2

Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

by and between

FIRST NIAGARA BANK, NATIONAL ASSOCIATION

and

COMMUNITY BANK, NATIONAL ASSOCIATION

January 19, 2012

SCHEDULES AND EXHIBITS

Schedules

Purchaser Disclosure Schedules
Seller Disclosure Schedules

Exhibits

Exhibit 3.2	Form of Closing Statement

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of January 19, 2012, is between First Niagara Bank, National Association, a national banking association with its principal office in Buffalo, New York (“Seller”), and Community Bank, National Association, a national banking association with its principal office in Dewitt, New York (“Purchaser”).

RECITALS

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, certain assets associated with the Banking Centers (as defined below) in accordance with the terms and provisions of this Agreement;

WHEREAS, Seller desire to transfer to Purchaser, and Purchaser desires to assume from Seller, certain liabilities associated with the Banking Centers in accordance with the terms and provisions of this Agreement;

WHEREAS, on the date hereof, Seller and Purchaser are executing and delivering the Assignment, Purchase and Assumption Agreement dated as of the date hereof (the “HSBC Assignment Agreement”) pursuant to which (i) Seller has agreed to assigned to Purchaser Seller’s right to purchase selected assets and Seller’s obligation to purchase related liabilities and (ii) Purchaser has agreed to acquire such selected assets and assume such related liabilities on and subject to the terms and conditions of the HSBC Assignment Agreement; and

WHEREAS, Purchaser and Seller acknowledge that each intends to continue to provide retail and business banking services in the geographic regions served by the Banking Centers.

NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1        Definitions.  For purposes of this Agreement, the parties covenant and agree to the following definitions and other terms:

“Accrued Interest and Fees” shall mean (i) with respect to the Assumed Deposits, the interest, fees, costs, and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Assumed Deposits; and (ii) with respect to the Purchased Assets, the interest, dividends, fees, costs, and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Purchased Assets, in each case as set forth in the general ledger of Seller maintained in the ordinary course of business of Seller in accordance with the internal controls and procedures of Seller, consistently applied.

“Additional Excluded Assets” shall have the meaning specified in Section 2.1(b)(9).

“Adjustment Payment Date” shall have the meaning specified in Section 3.3(c).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.

“Aggregate Asset Amount” shall have the meaning specified in Section 3.1(b)(2).

“Agreement” shall mean this Purchase and Assumption Agreement, including the Schedules and Exhibits hereto, as may be amended and/or restated from time to time.

“Allocation Statement” shall have the meaning specified in Section 3.4(a).

“Applicable Law” shall mean any federal, state, local, domestic or foreign law, including common law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by, or any formal interpretive letter issued by, a Government Entity.

“Appraised Value” shall mean, with respect to any real property, the fair market value (assuming current use) of such real property as determined by the appraisal of an independent third party appraiser mutually selected by Seller and Purchaser to be completed prior to the Closing Date, whose fee shall be split fifty percent/fifty percent (50%/50%) between Seller and Purchaser; provided that if an appraisal cannot be completed prior to the Closing Date, the Appraised Value shall be fair market value (assuming current use) mutually agreed to by Seller and Purchaser.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 4.2(a)(5).

“Assumed Agreements” shall have the meaning specified in Section 2.1(a)(10).

“Assumed Contracts” shall have the meaning specified in Section 2.1(a)(10).

“Assumed Deposits” shall mean deposits (as defined in 12 U.S.C. § 1813(l)) that are held by Seller and allocated on the records of Seller to the Banking Centers, including demand deposits, savings accounts, money market deposit accounts, mutual fund and reserve fund sweep accounts, negotiable order of withdrawal accounts, certificates of deposit, deposits acquired through the telephone or the internet or other electronic media allocated to a Banking Center and, subject to Section 7.10, IRA, Employee Pension Plan and Keogh accounts, including any debit accounts related thereto, in each case, that are listed on Schedule 1.1(a) (as updated pursuant to Section 7.11), excluding: (i) deposits by state, county and municipal governments, government agencies and authorities, school districts, public or quasi-public authorities, taxing districts and other Governmental Entities; (ii) structured deposits; (iii) brokered deposits; (iv) unclaimed deposits subject to unclaimed property statute/escheatment; and (v) deposits constituting money orders, certified and official checks and other items in the process of clearing.

“Assumed Letters of Credit” shall have the meaning specified in Section 2.1(a)(9).

“Assumed Liabilities” shall have the meaning specified in Section 2.2(a).

“ATM” shall mean an automated teller machine.

“ATM Leases” shall have the meaning specified in Section 2.1(a)(5).

“ATM Real Properties” shall have the meaning specified in Section 2.1(a)(5).

“ATM Real Property Leases” shall have the meaning specified in Section 2.1(a)(5).

“Banking Centers” shall mean the branches and offices, including any related drive-thru teller facilities, of Seller and its Subsidiaries listed on Schedule 1.1(b).

“Banking Center Customers” shall mean, individually and collectively, (i) the Persons named as the owners of the deposit accounts relating to the Assumed Deposits, (ii) customers related to the Transferred Business Banking Relationships and the Transferred Wealth Management Relationships, (iii) the primary obligors under the Purchased Loans, (iv) the Persons named as the account holders under the Purchased Credit Card Accounts and Receivables and (v) other Persons who are customers of the Banking Centers, including in each case, Banking Center customers who conduct activities or receive Banking Related Services at the Banking Centers as reflected on the records of Seller, provided that Banking Center Customers shall not include customers in their Relationship with a Banking Center that relates to the Retained Businesses.

“Banking Center Employees” shall mean, as of any particular date: (i) the persons actively employed as of such date by Seller or any of its Subsidiaries principally in connection with the Banking Centers; and (ii) the persons employed as of such date by Seller or any of its Subsidiaries principally in connection with the Banking Centers who are absent from work on account of vacation, jury duty, funeral leave, personal day, sickness, short-term disability, workers compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence or for whom an obligation to return to active employment exists under a contractual obligation or law, in each case, that are listed on Schedule 1.1(c)(i) (as updated pursuant to Section 7.11).

“Banking Center Premises” shall mean, as applicable, the Purchased Real Property and/or the real property subject to a Real Property Lease.

“Banking Related Services” shall mean banking and banking-related services, brokerage, custody, financial planning, insurance, estate planning, tax planning, liquidity or cash management, lending, issuance of credit cards and similar products, investment advisory, asset management and trust and fiduciary services.

“Bill of Sale” shall have the meaning specified in Section 4.2(a)(4).

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York State are authorized or required by Applicable Law or other governmental action to be closed.

“Business Material” shall have the meaning specified in Section 8.7(b).

“Cash on Hand” shall have the meaning specified in Section 2.1(a)(13).

“Claim Notice” shall have the meaning specified in Section 13.4(a).

“Close of Business” shall mean the local time that the Banking Centers close to the public.

“Closing” shall have the meaning specified in Section 4.1.

“Closing Date” shall have the meaning specified in Section 4.1.

“Closing Payment” shall have the meaning specified in Section 3.1(b).

“Closing Statement” shall have the meaning specified in Section 3.2(a).

“Closing Statement Date” shall have the meaning specified in Section 3.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Comparable Job Offer” shall mean an offer of employment with Purchaser or an Affiliate of Purchaser that sets forth the following terms of employment from the Closing Date through at least December 31, 2012:  (i) a position requiring substantially comparable skills and abilities as the employee’s position immediately prior to the Closing Date (it being understood that whether a position is managerial or non-managerial shall not in and of itself preclude an offer from being a Comparable Job Offer), (ii) does not involve a significant change in work schedule, (iii) has benefits that are no less favorable, in the aggregate, than those offered to similarly situated employees of Purchaser (both by job classification or status and by geographic location), (iv) has an annual base salary or rate of pay that are no less favorable, in the aggregate, than those offered to similarly situated employees of Purchaser (both by job classification or status and by geographic location), (v) is at a work location not more than thirty-five (35) miles from such employee’s work location immediately prior to the Closing Date, and (vi) includes a work status (full or part-time) that is not changed from that in effect immediately prior to the Closing Date.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of August 10, 2011 among Seller, Purchaser and HSBC North America Holdings Inc.

“Contract” shall mean any written agreement, contract, arrangement, bond note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.

“Control” and the correlative terms “Controlling” and “Controlled” shall mean, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” shall mean the conversion of the processing, reporting, payment and other systems associated with the Banking Centers from the systems of Seller to the systems of Purchaser.

“Conversion Plan” shall have the meaning specified in Section 8.6(c)(1).

“Conversion Project Manager” shall have the meaning specified in Section 8.6(a).

“Corporate and Commercial Real Estate Banking Business” shall mean Relationships with a Person in connection with issuing credit secured by a mortgage on investment real estate valued in excess of $2,000,000.

“Corporate Banking Business” shall mean Relationships with a Person with annual revenues at or above approximately $15,000,000 or aggregate loan exposures (including commitments under lines of credit and under letters of credit), determined on a consolidated basis of approximately $5,000,000 or more.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“CRA Assets” shall have the meaning specified in Section 2.1(a)(8).

“Credit Documents” shall mean all documents evidencing or securing a Purchased Loan, Assumed Letter of Credit or Purchased Credit Card Accounts and Receivables, in the possession of Seller or its Subsidiaries (regardless of where located, including in file or imaging systems of Seller or its Subsidiaries), including, without limitation, all original notes, reimbursement agreements, security agreements, deeds of trust, mortgages, loan agreements, and corresponding reports, certifications and disclosures required by Applicable Law, guarantees, sureties and insurance policies (including title insurance policies), applications and credit information, financial information, insurance information, signature cards, all information on obligors and borrowers and guarantors, taxpayer identification number certifications and records relating thereto, and all modifications, waivers and consents relating to any of the foregoing.

“Damages” shall mean all actions, costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other reasonable out-of-pocket costs and expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement, but not including indirect, incidental, exemplary, special, consequential or punitive damages that are imposed upon or otherwise incurred by the indemnified party).

“de minimis loss” shall have the meaning specified in Section 13.2(b).

“Designated Footprint” shall mean those areas that are within five (5) miles of any of the Banking Centers.

“Designated Purchased Overdraft” shall mean any Purchased Overdraft that is (i) overdrawn by more than $1,000 and not in accordance with a plan or contract between the Seller (or its Subsidiary or Affiliate) and the applicable Banking Center Customer that provides overdraft protection, unless such Purchased Overdraft was made as a convenience or courtesy overdraft and (ii) more than 14 days old as of the Closing Date.

“Direct Banking Business” shall mean the business conducted by Seller or its Affiliates of providing Banking Related Services through the telephone or the internet or other electronic media, including, but not limited to, internet-only checking accounts, savings accounts and certificates of deposit.

“Disclosure Schedule” shall mean, with respect to Purchaser or Seller, a schedule delivered by it to the other upon the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Material Adverse Effect, as the case may be; provided, further, that an item disclosed by either party in such party’s Disclosure Schedule shall be deemed to be a disclosure against any other representation, warranty or covenant of such party in this Agreement if such disclosure would reasonably appear on its face to be a disclosure thereunder if repeated thereunder.

“Employee Pension Plan” shall mean any employee pension plan for which Seller serves as a trustee, including, but not limited to, employee pension benefit plans as defined in Section 3(2) of ERISA, retirement plans qualified under the requirements of Section 401(a) of the Code, nonqualified deferred compensation plans, excess benefit plans and supplemental executive retirement plans.

“Employee Plans” shall have the meaning specified in Section 5.17(b).

“Environment” shall mean any soil, surface waters, wetlands, groundwaters, sediments, surface or subsurface strata, ambient air and any other environmental medium.

“Environmental Law” shall mean any law, statute, regulation, rule, ordinance, by-law, order or other binding decision of any Governmental Entity regarding the protection of the Environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” shall have the meaning specified in Section 2.1(b).

“Excluded Contracts” shall mean any and all Contracts of Seller and its Affiliates that are not Assumed Contracts, including, but not limited to, Contracts that apply primarily to operations of Seller or its Affiliates other than solely to the Banking Centers and all data processing Contracts, regardless of scope.

“Excluded Deposits” shall mean any and all deposits of Seller and its Affiliates that are not Assumed Deposits.

“Excluded Liabilities” shall have the meaning specified in Section 2.2(b).

“Excluded Taxes” shall mean (A) any Income Taxes of Seller or any of its Subsidiaries (whether or not relating to the Banking Centers), (B) any Income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Seller or any of its Subsidiaries was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (C) any Income Taxes of any other Person imposed on any of Seller or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, and (D) any Non-Income Taxes of Seller and/or any of its Subsidiaries for any Pre-Closing Period, provided that the allocation of the amount of Non-Income Taxes relating to the Banking Centers between the Pre-Closing Period and the Post-Closing Period shall be determined (i) with respect to Transfer Taxes in accordance with Article X, (ii) with respect to real and personal property and other Non-Income Taxes imposed on a time basis (other than any Transfer Taxes) by allocating pro rata on a time basis and (iii) with respect to any Non-Income Taxes not imposed on a time basis, on a closing of the books method

“FDI Act” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Closing Payment” shall have the meaning specified in Section 3.3(a).

“Final Closing Statement” shall have the meaning specified in Section 3.3(a).

“Final Schedules” shall have the meaning specified in Section 7.11(b).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied.

“Governmental Entity” shall mean any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization.

“Hazardous Material” shall mean any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law, including any petroleum product, asbestos-containing material, polychlorinated biphenyl or radon.

“HSBC Assignment Agreement” shall have the meaning specified in the Preamble.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” shall mean any federal, state, local, or non-U.S. income Tax.

“Indemnified Parties” shall have the meaning specified in Section 13.3(a).

“Indemnifying Party” shall have the meaning specified in Section 13.4(a).

“Information” shall have the meaning specified in Section 7.5.

“Intellectual Property” shall mean (i) all intellectual property, industrial property, proprietary and similar rights in any jurisdiction owned or held for use under license, whether or not subject to statutory registration or protection, and whether now known or hereafter recognized in any jurisdiction, including such rights in and to: (A) Trademarks; (B) inventions and discoveries (whether or not reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof; (C) published and unpublished works of authorship (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (D) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws) and (E) moral rights, design rights, mask works and rights of privacy and publicity;  and (ii) in the case of (i)(A) through (i)(E), all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the rights to sue for all past, present or future infringements or other violations of any rights in the assigned and to settle and retain proceeds from any such actions).

“IRA” shall mean an account created by a trust for the benefit of an individual or his or her beneficiary and that complies with the provisions of Section 408 or 408A of the Code.

“Keogh” shall mean an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Knowledge” shall mean (i) with respect to Purchaser, the actual knowledge, without independent investigation, of the officers of Purchaser listed on Schedule 1.1(d) and (ii) with respect to Seller, the actual knowledge, without independent investigation, of the officers of Seller listed on Schedule 1.1(e).  For purposes of this definition, an officer shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such officer in the course of the management reporting practices of Purchaser or Seller, as applicable.

“Landlord Consent” shall mean the consent (or waiver) of a landlord under a Real Property Lease or ATM Real Property Lease, as applicable, as shall be required pursuant to the terms of such Real Property Lease or ATM Real Property Lease, as applicable, to assign or sublease the Banking Center Premises or real property upon which an ATM transferred to Purchaser hereunder is located, as applicable, to Purchaser.

“Letter of Credit” shall mean any letter of credit, including any standby letter of credit, issued by Seller in favor of a Banking Center Customer.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement” shall mean the license agreement between Seller and Purchaser, in a form to be agreed upon between Seller and Purchaser within fifteen (15) days after the date of this Agreement, with each acting reasonably and in good faith.

“Lien” shall mean any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing; provided, however, that no Lien shall be deemed to be created by this Agreement.

“Loans” shall mean all loans or other extensions of credit, including, but not limited to, loans which have been partially charged off, interests in loan participations and assignments, customer liabilities on bankers acceptances as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit, overdraft lines of credit and courtesy extensions or similar arrangements, and including short-term municipal investments (such as bond anticipation notes and revenue anticipation notes)) excluding any (i) Student Loans and (ii) any loans guaranteed by or originated by the Veterans’ Administration or the Federal Housing Administration.

“Losses” shall have the meaning specified in Section 13.2(a).

“Material Adverse Effect” shall mean any circumstance or change in or effect on the Purchased Assets or the Assumed Liabilities that, individually or in the aggregate, with all other circumstances, changes or effects is materially adverse to, or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties, operations, results of operations or financial condition of the Purchased Assets and Transferred Business, taken as a whole (provided, however, that with respect to this clause (a) “Material Adverse Effect” shall not include effects to the extent resulting from (i) changes after the date of this Agreement in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities or acts of terrorism to the extent not directly impacting the Purchased Assets and Transferred Business); (ii) changes after the date of this Agreement in general financial and capital market conditions, including changes generally in prevailing interest rates; (iii) changes after the date of this Agreement in general industry conditions affecting financial institutions, including banks and broker-dealers; (iv) changes after the date of this Agreement in law, International Financial Reporting Standards, GAAP or regulatory accounting principles, or authoritative interpretations thereof; (v) any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; and (vi) the public announcement of this Agreement, including the impact thereof on customers, suppliers and employees and others having business relationships with the Banking Centers and, in the case of clauses (i) through (iv), only to the extent that such items do not have a disproportionate adverse effect on Seller, the Purchased Assets or the Assumed Liabilities, taken as a whole); or (b) the ability of Seller to perform its obligations under this Agreement or the other documents contemplated by this Agreement, or timely consummate the transactions contemplated hereby and thereby.

“Necessary Permits” shall have the meaning specified in Section 5.16.

“Net Book Value” shall mean the book value net of any associated allowance, reserve or other contra-asset account, as reflected in Seller’s books and records, determined in accordance with GAAP consistently applied; provided, however, that no Federal, state, local, or foreign income tax assets or tax liabilities shall be reflected.

“Non-Competition Period” shall have the meaning specified in Section 7.9(d).

“Non-Income Taxes” shall mean Taxes other than Income Taxes.

“Nonperforming Loan” shall mean, as of the Close of Business on the Closing Date, (a) any Loan or (b) any receivable associated with the Purchased Credit Card Accounts and Receivables, in either case with respect to which (i) any principal or interest on such loan or receivable shall be due and unpaid by the obligor thereunder for sixty (60) days or more prior to the Closing Date, (ii) an obligor has filed or has had filed against such obligor proceedings in foreclosure, bankruptcy, trusteeship or receivership, (iii) the loans or receivables have been completely charged off, (iv) the balance is no longer owed by the obligor whether or not as a result of a settlement agreement between the obligor and Seller or any of its Subsidiaries, (v) in the case of a mortgage loan, the loan has been repurchased by Seller or any of its Subsidiaries or (vi) is categorized or is required to be categorized as a troubled debt restructuring under GAAP or Applicable Law.

“Notice Period” shall have the meaning specified in Section 13.4(a).

“Outside Date” shall mean July 30, 2012, provided, that if on the Outside Date all conditions to closing contained in Article XI that are capable of being completed prior to the Closing Date, other than the completion of the activities necessary to effect the Conversion, have been satisfied or waived, the Outside Date under this Agreement shall automatically extend to August 31, 2012.  If the Outside Date under this Agreement, all references in this Agreement to the “Outside Date” in this Agreement will be to the Outside Date as extended.

“Permitted Liens” shall mean (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller’s books and records; (ii) Liens resulting from a filing by a lessor as a precautionary filing for a lease; (iii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar liens arising in the ordinary course which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller’s books and records; (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property so long as the existence of such lease or other financing arrangement has been disclosed to the party to whom the applicable representation is made by express reference in the Disclosure Schedule and for which adequate provision has been made on Seller’s books and records; (v) in the case of real property, zoning, building, subdivision, environmental regulations, or land use regulations; (vi) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions or Liens, that would be shown by a current title report or any conditions that would be shown by a current survey or physical inspection, in each case, that do not secure a non-contingent financial obligation other than an Assumed Liability; and (vii) any other Liens affecting the Purchased Assets which do not impede the ownership, operation or value of such Purchased Assets, taken as a whole, in any material respect and which do not secure a non-contingent financial obligation other than an Assumed Liability.

“Permitted Lien Reduction Amount” shall have the meaning specified in Section 3.1(c).

“Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Personal Property Leases” shall have the meaning specified in Section 2.1(a)(4).

“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on (and including) the Closing Date or ending prior to the Closing Date.

“Premium” shall have the meaning specified in Section 3.1(b)(2)(i).

“Previously Disclosed” means, as of any given date, that the existence of a fact or condition was disclosed by one party to the other party through a Disclosure Schedule.

“Private Banking Business” shall mean a Relationship with a Person having more than $1,000,000 in investable assets.

“Purchased Assets” shall have the meaning specified in Section 2.1(a).

“Purchased ATMs” shall have the meaning specified in Section 2.1(a)(5).

“Purchased Credit Card Accounts and Receivables” shall mean the accounts and Receivables related to the credit cards issued by Seller or an Affiliate of Seller to Banking Center Customers that are listed on Schedule 1.1(f) (as updated pursuant to Section 7.11).  The parties agree that no Nonperforming Loans will be included in the Purchased Credit Card Accounts and Receivables.

“Purchased Loans” shall have the meaning specified in Section 2.1(a)(6).

“Purchased Overdrafts” shall mean overdrafts (whether specifically extended or courtesy) of the book balance of any accounts listed on Schedule 1.1(g) (as updated pursuant to Section 7.11).

“Purchased Personal Property” shall have the meaning specified in Section 2.1(a)(3).

“Purchased Real Property” shall have the meaning specified in Section 2.1(a)(1).

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 13.2(a).

“Purchaser Objection” shall have the meaning specified in Section 3.3(b).

“Purchaser Regulatory Approvals” shall have the meaning specified in Section 6.3.

“Real Property Leases” shall have the meaning specified in Section 2.1(a)(2).

“Receivables” shall mean any amount posted as owing by an obligor under any credit card account, including any amounts owing for the payment of goods and services, cash advances, cash advance fees, access check fees, annual card membership fees, Accrued Interest and Fees and any other fee, expense or charge of every nature, kind and description whatsoever, less any amount owed by Seller or any of its Affiliates to the obligor as a credit balance, but only to the extent that such amounts owed by the obligor are owned by Seller or its Affiliates.

“Regulatory Approvals” shall mean, collectively, the Seller Regulatory Approvals and the Purchaser Regulatory Approvals.

“Related Person” shall mean, with respect to a Person, any other Person that is (i) an Affiliate of such Person, (ii) established for the benefit of such Person, or (iii) a member of such Person’s immediate family.

“Relationships” shall mean any existing and future banking or other financial relationships with an identified Person or group of Persons and their Related Persons, including, but not limited to, any deposit, lending, investment, investment banking, asset management or financial advisory relationships and any accounts related thereto.

“Release” shall mean any release, migration, seepage, discharge, or disposal into the Environment, including, without limitation, as any of the foregoing may be defined in or pursuant to any Environmental Laws.

“Required Government Approvals” shall have the meaning specified in Section 11.1(b).

“Restricted Entities”  shall have the meaning specified in Section 7.9(d).

“Retained Businesses” shall have the meaning specified in Section 2.1(c).

“Retained Employees” shall mean those employees of Seller or its Affiliates that will not or do not become Transferred Banking Center Employees on the Closing Date.

“Safe Deposit Agreements” shall have the meaning specified in Section 2.1(a)(7).

“SBA” shall mean the United States Small Business Administration.

“SBA Loan” shall mean a Purchased Loan that is secured by an SBA guaranty whether in whole or in part; provided that no SBA Loan shall be considered a Purchased Loan unless and until such time as any required third-party (including the SBA) consents related to the transfer of such SBA Loan have been obtained.

“Self-Regulatory Organization” shall mean FINRA, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller” shall have the meaning specified in the Preamble.

“Seller Approvals” shall have the meaning specified in Section 5.3.

“Seller Indemnified Parties” shall have the meaning specified in Section 13.3(a).

“Seller Names” shall mean the names “FNFG,” “First Niagara,” the blue/white/gold logo of Seller and any Trademark, name or logo related thereto, or employing the word or phrase “FNFG,” “First Niagara,” or any derivation, variation, translation or adaptation thereof, and any Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, names, logos or trademarks, and whether registered or unregistered, including, but not limited to, the items listed on Schedule 2.1(b)(6).

“Seller Name License” shall have the meaning specified in Section 8.7(b).

“Seller Regulatory Approvals” shall have the meaning specified in Section 5.3.

“Seller’s Savings Plan” shall have the meaning specified in Section 9.1(e).

“Signage” shall mean any proprietary display, including a display bearing a Seller Name, used by Seller or its Affiliates at the Banking Centers to identify Seller’s or its Affiliates’ place(s) of business or to advertise Seller’s or its Affiliates’ products, services or brand.

“Student Loan Business” shall mean the business Seller and its Affiliates of making Student Loans to any Person, regardless of location.

“Student Loans” shall mean loans under the Federal Family Education Loan Program authorized by Part B, Title IV of the Higher Education Act of 1965, as amended or under the Department of Education’s Direct Loan Program (including the published rules, regulations and interpretations of the Department of Education thereunder or thereof) or any other similar federal, state or private loans, including, but not limited to, private or alternative loans (such as undergraduate loans, graduate loans, health professional loans and continuing education loans).

“Sublease Agreement” shall have the meaning specified in Section 8.2(b).

“Subsidiary” of a Person shall mean any other Person, of which such Person, directly or indirectly, owns securities or other ownership interest having (i) a majority of the economic interests of such entity or (ii) the ordinary voting power to elect a majority of the board of directors or such Person performing similar functions.

“Tax” shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” shall have the meaning specified in Section 13.4(a).

“Trademarks” shall mean trademarks, service marks, certification marks, collective marks, Internet domain names, e-mail addresses, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.

“Transfer Taxes” shall mean all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the transfer of the Purchased Assets as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Banking Center Employees” shall mean the Banking Center Employees who accept Purchaser’s offer of employment.

“Transferred Business” shall mean the following businesses, in each case as conducted as of July 30, 2011 by the Seller or any of its Subsidiaries through the Banking Centers: (i) the consumer banking business serving the retail market (including deposit taking, lending, securities brokerage, insurance brokerage and other consumer banking business conducted in the Banking Centers), including the business relating to the Assumed Deposits, Purchased Loans and Purchased Credit Card Accounts and Receivables; (ii) the Transferred Wealth Management Relationships; and (iii) business banking and the other business and operations conducted in or through the Banking Centers; provided, however, that the term “Transferred Business” shall not include (i) any businesses or operations primarily related to the Retained Businesses or (ii) any businesses or operations related to any of the branches and offices, including related drive-thru teller facilities, of the Seller and its Affiliates other than the Banking Centers.  For the avoidance of doubt, the reference above in this definition of Transferred Business to “July 30, 2011” shall not be construed as limiting the assets and liabilities that are included in the Transferred Business to those that actually existed at July 30, 2011.

“Transferred Business Banking Relationships” shall have the meaning specified in Section 2.1(c).

“Transferred Wealth Management Relationships” shall mean the Relationships listed on Schedule 1.1(j), as well as all assets under management associated with each of such Relationships (as updated pursuant to Section 7.11).

“transition coordinators” shall have the meaning specified in Section 7.8.

“Transition Services Agreement” shall mean a Transition Services Agreement in a form to be agreed upon between Seller and Purchaser within fifteen (15) days after the date of this Agreement, with each acting reasonably and in good faith, to provide for timing and other matters commonly addressed in such agreements in connection with sales of bank branches.

“Transitional Period” shall have the meaning specified in Section 8.7(b).

“UCC” shall mean the Uniform Commercial Code, as in effect in New York State or any other applicable state.

“Update Date” shall have the meaning specific in Section 7.11(a).

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local, or foreign laws with respect to any event affecting Banking Center Employees.

Section 1.2        Interpretation.  (a)  Unless the context otherwise requires:

(1) references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(2) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(3) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any Section of any statute or regulation include any successor to such section;

(4) references to any Government Entity include any successor to such Government Entity;

(5) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(6) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(7) the terms “Dollars” and “$” mean U.S. Dollars;

(8) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(9) references herein to any gender include the other gender.

(b)          The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)          The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND
ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1        Purchase and Sale of Purchased Assets.  (a)  Purchased Assets.  At the Closing, and subject to the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver, or cause one or more of its Subsidiaries to sell, assign, transfer, convey and deliver, free and clear of Liens (other than Permitted Liens) to Purchaser, and Purchaser will purchase, acquire and accept from Seller or its applicable Subsidiaries, all right, title, interest and obligations of Seller or its applicable Subsidiaries in and to the following (collectively, the “Purchased Assets”):

(1) the real property listed on Schedule 2.1(a)(1) and related improvements and fixtures, together with all assignable real property rights, benefits and appurtenances pertaining thereto (the “Purchased Real Property”);

(2) subject to the receipt of any required third-party consents, the real property leases, subleases, licenses or other Contracts listed on Schedule 2.1(a)(2) (the “Real Property Leases”);

(3) the furniture, equipment, leasehold improvements (subject to the terms and conditions of the applicable lease agreement), materials and supplies owned by Seller and its Subsidiaries as of the Closing Date and located at the Banking Center Premises, but excluding all proprietary systems or proprietary materials located in the Banking Center Premises (collectively, the “Purchased Personal Property”);

(4) subject to the receipt of any required third-party consents, the leases, subleases, licenses or other contracts associated with the furniture, equipment, materials and supplies leased by Seller and its Subsidiaries as of the Closing Date and located at the Banking Center Premises that are listed on Schedule 2.1(a)(4) (collectively, the “Personal Property Leases”);

(5) (i) the ATM units owned by Seller and its Subsidiaries a list of which, as of the date hereof, is set forth on Schedule 2.1(a)(5) (the “Purchased ATMs”), (ii) the leases for any ATM units leased by Seller and its Subsidiaries a list of which, as of the date hereof, is set forth on Schedule 2.1(a)(5) (the “ATM Leases”), subject to the receipt of any required third-party consents for the assignment of such leased ATM units, (iii) the real properties on which any of the foregoing ATMs are located that are owned by Seller or any of its Subsidiaries at the Banking Centers, a list of which, as of the date hereof, is set forth on Schedule 2.1(a)(5) (the “ATM Real Properties”), and (iv) all of Seller’s or Seller’s Subsidiaries’ rights with respect to the leases, subleases, licenses or other contracts pursuant to which Seller or any of its Subsidiaries leases real property on which any of the foregoing ATMs are located at the Banking Centers, a list of which leases, as of the date hereof, is set forth on Schedule 2.1(a)(5) (the “ATM Real Property Leases”);

(6) the Loans (including any servicing and other rights relating thereto of Seller or any of its Subsidiaries) made or purchased by Seller or any of its Subsidiaries and either made to a Banking Center Customer or booked at the Banking Centers that are listed on Schedule 2.1(a)(6), together with all Contracts evidencing or executed and delivered in connection with such Loans and including all obligations to make additional extensions of credit thereunder and all related collateral, excluding Nonperforming Loans (collectively, the “Purchased Loans”).  The parties agree that no Nonperforming Loans shall be included in the Purchased Loans;

(7) all safe deposit Contracts and leases for safe deposit boxes located at the Banking Centers (the “Safe Deposit Agreements”);

(8) the CRA-eligible loans, other than any Nonperforming Loans, listed on Schedule 2.1(a)(8) (the “CRA Assets”);

(9) subject to the receipt of any required third-party consents, the Letters of Credit issued in favor of a Banking Center Customer or booked at the Banking Centers by Seller or any of its Subsidiaries that are listed on Schedule 2.1(a)(9) together with all reimbursement agreements and related documents (including, but not limited to, any collateral documents) with respect to the Assumed Letters of Credit and all collateral in the possession of or otherwise granted to Seller or any of its Subsidiaries in connection therewith (collectively, the “Assumed Letters of Credit”);

(10)            subject to the receipt of any required third-party consents, the rights of Seller or its Subsidiaries with respect to the operating Contracts under which goods or services are provided exclusively to or at the Banking Centers that are listed on Schedule 2.1(a)(ii) (the “Assumed Contracts,” and together with the Real Property Leases, ATM Real Property Leases, ATM Leases, Assumed Letters of Credit and Personal Property Leases, the “Assumed Agreements”);

(11)            all books, records and other data primarily relating to the Banking Centers including all files (including suspicious activity reports to the extent permitted by Applicable Law), customer and supplier lists, mailing lists, accounting records, documentation or records primarily relating to the administration of the Assumed Agreements and the Assumed Deposits, real property files with respect to Purchased Real Property and Real Property Leases (including lease documentation, maintenance records, plans and permits, to the extent in the possession of Seller or any of its Subsidiaries), catalogs, printed materials and all technical and other data primarily relating to the Banking Centers other than (i) corporate minute books, Forms W-8 and W-9 and similar tax forms provided to Seller or any of its Subsidiaries by customers of the Banking Centers, income tax records of Seller or any of its Subsidiaries, (ii) personnel files and records and (iii) books and records to the extent relating to accounts that have terminated prior to Closing; provided, however, that Seller and its Subsidiaries shall have the right to retain copies of all such books, records and other data that are part of the Purchased Assets to the extent reasonably necessary for, and solely for use in connection with, tax, regulatory, litigation or other legitimate, non-competitive purposes;

(12)            any and all rights of Seller and its Subsidiaries that are by their terms transferrable and that have arisen, or that arise, under or pursuant to warranties, representations, indemnifications, reimbursement agreements, letters of credit, insurance policies to the extent held for the benefit of Seller and its Subsidiaries in connection with the Purchased Assets or the Assumed Liabilities or guaranties in favor of Seller and its Subsidiaries or made for the benefit of Seller and its Subsidiaries by their respective customers, predecessors in interest, suppliers, vendors, or Affiliates of any of the foregoing, to the extent relating to the Purchased Assets or the Assumed Liabilities, in either case with respect to the period following the Closing;

(13)            all U.S. cash on hand at the Banking Centers at the Close of Business on the Closing Date, including vault cash, petty cash, tellers’ cash, prepaid postage, bank orders, checks, certified checks and cash equivalents (exclusive of the contents of any safe deposit boxes) located at the Banking Centers, as determined by a cash count to be mutually conducted by Seller and Purchaser, but excluding any cash contained in ATMs not physically located at the Banking Centers and cash contained in security vehicles or otherwise maintained in vaults by vendors on behalf of Seller or Seller’s Subsidiaries, whether or not associated with the Banking Centers (the “Cash on Hand”);

(14)            the Purchased Overdrafts;

(15)            the benefits, rights, rights of action and claims (express or implied) related to the Purchased Assets and Assumed Liabilities acquired and assumed by Purchaser pursuant to the terms of this Agreement;

(16)            subject to the receipt of any required third-party consents, the Transferred Wealth Management Relationships and the Transferred Business Banking Relationships; and

(17)             the Purchased Credit Card Accounts and Receivables.

(b)         Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1(a), Purchaser will not purchase, assume or otherwise acquire, and Seller and its Affiliates will retain all the rights, title and interest in and to, any and all assets of Seller and its Affiliates that are not expressly included in the Purchased Assets (collectively, the “Excluded Assets”), including, by way of example only, the following assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real, personal or mixed:

(1) all assets, properties, rights, Contracts and claims, including Loans and extensions of credit in process, wherever located, whether tangible or intangible, real, personal or mixed, primarily related to the Retained Business;

(2) other than the Real Property Leases and ATM Real Property Leases, all leases, subleases, licenses or other Contracts pursuant to which Seller or any of its Affiliates leases, subleases or licenses real property;

(3) all Nonperforming Loans and Loans to Retained Employees;

(4) the Excluded Contracts;

(5) all assets related to employee benefit arrangements of Seller or any of its Affiliates, including the Employee Plans;

(6) all Intellectual Property of Seller and its Affiliates, including all right, title and interest in and to all proprietary or licensed software, systems or programs or computer software agreements of Seller and its Affiliates, including any rights (ownership, licensed or otherwise) to any of Seller Names and any other Trademarks or logos of Seller or its Affiliates, including those identified on Schedule 2.1(b)(6);

(7) all books, records and other data that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or its Affiliates in connection with the Retained Businesses or to the extent that such books, records and other data relate to Excluded Assets, Excluded Liabilities or Banking Center Employees who do not become Transferred Banking Center Employees, and all personnel files and records; provided that, to the extent permitted under, and in accordance with, Section 7.1(b), Seller shall provide Purchaser with access to any such books, records and other data for which the above-referenced separation would cause Seller to incur unreasonable effort or expense;

(8) all licenses, charters, and legal entities of Seller or its Affiliates; and

(9) the assets listed on and operations described on Schedule 2.1(b)(9) (collectively, the “Additional Excluded Assets”).

(c)          Purchaser acknowledges and agrees that the assignment by Seller and its Subsidiaries pursuant to this Agreement relates solely to, and Purchaser, pursuant to this Agreement, is purchasing only, the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser is not purchasing any other Relationship which Seller or any of its Affiliates has or may have with any Banking Center Customer (subject to Section 7.9) or any other customer of Seller or any of its Affiliates.  Purchaser further understands, acknowledges and agrees that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including, but not limited to, indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the business of the Banking Centers prior to the Closing Date, unless such rights or claims relate to liabilities, duties, responsibilities and obligations of Seller or any of its Affiliates arising or accruing on or prior to the Closing Date which are included in the Assumed Liabilities.  Purchaser and Seller further acknowledge and agree that Seller is not transferring to Purchaser and Purchaser is not acquiring pursuant to this Agreement any of Seller’s or Seller’s Affiliates’ current or future Relationships (wherever conducted) associated with any of (i) their Corporate and Commercial Real Estate Banking Business, (ii) their Corporate Banking Business, (iii) their “commercial leasing” line of business; (iv) their “municipal” or Governmental Entity line of business, (v) their Student Loan Business, (vi) their Private Banking Business and (vii) their Direct Banking Business (the “Retained Business”), and, subject to Section 7.9, neither Seller nor any of its Affiliates shall be restricted from engaging in the Retained Businesses, including within the markets where the Banking Centers are located.  For clarity, Seller differentiates between the above-referenced lines of business and its “business banking” line of business (sometimes referred to as “small business” lending).  The “business banking” line of business (the “Transferred Business Banking Relationships”) is not intended to be part of the Retained Businesses.

Section 2.2        Assumption of Liabilities.  (a) Assumed Liabilities.  From and after the Closing, and subject to the terms and conditions herein, Purchaser will assume, and will pay, perform and discharge as they become due, all of the following liabilities and obligations of Seller solely to the extent such liabilities and obligations are required to be satisfied, paid or performed after the Closing Date (collectively, the “Assumed Liabilities”):

(1) the Assumed Deposits;

(2) the Assumed Agreements, except for any liability or obligation under such Assumed Agreements and (x) to be performed prior to the Closing Date or (y) arising from a breach of, or default under, any such Assumed Agreements by Seller or its Affiliates;

(3) all liabilities and obligations accruing after the Closing Date that relate to or arise from the employment of the Transferred Business Employees by Purchaser after the Closing Date, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and employment-related liabilities incurred after the Closing Date under plans and policies maintained by Purchaser;

(4) any Accrued Interest and Fees on the Assumed Deposits, where such Accrued Interest and Fees are not otherwise deducted in determining the Net Book Value of any Purchased Assets; and

(5) any Liability, duty or obligation of any nature whatsoever, whether accrued, absolute, primary or secondary, contingent or otherwise, direct or indirect, asserted or unasserted, known or unknown that arises based on the conduct of the business acquired and associated with the Banking Centers after the Closing Date or the use of the Purchased Assets after the Closing Date or the Assumed Liabilities, of whatever kind or nature, primary or secondary, direct or indirect.

Purchaser’s obligations under this Section 2.2(a) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder.

(b)          Excluded Liabilities.  Notwithstanding anything to the contrary set forth in Section 2.2(a), other than the Assumed Liabilities, neither Purchaser nor any of its Subsidiaries will assume or be bound by any Liability, duty or obligation of any of Seller or any of its Affiliates, and Seller and its Affiliates shall retain all Liabilities, duties and obligations other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) including, by way of example only, the following Liabilities of Seller and its Affiliates:

(1) any Liability, duty or obligation of Seller and its Affiliates of any nature whatsoever, whether accrued, absolute, primary or secondary, contingent or otherwise, direct or indirect, asserted or unasserted, known or unknown, that is related to the Retained Employees;

(2) any Liability, duty or obligation of Seller and its Affiliates of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, to the extent relating to or arising from or in connection with any Excluded Asset;

(3) any compensation, benefits, severance, workers’ compensation, welfare benefit claims and employment related Liabilities to Banking Center Employees with respect to services provided by Banking Center Employees to Seller or its Affiliates prior to the Closing Date (including, without limitation, all liabilities for accrued but unused paid time off) and any Liabilities under the Employee Plans, incurred prior to the Closing Date, whether or not such claims are submitted for payment or reimbursement on or before the Closing Date, except to the extent otherwise provided under Section 9.1;

(4) any Controlled Group Liability arising under any Employee Plan or any employee benefit plan sponsored, maintained or contributed to or by Seller, any current or former ERISA Affiliate of Seller, or any of their respective Subsidiaries;

(5) any liability for Excluded Taxes (whether or not relating to the Purchased Assets and the Assumed Liabilities); and

(6) any Liability, duty or obligation of any nature whatsoever, whether accrued, absolute, primary or secondary, contingent or otherwise, direct or indirect, asserted or unasserted, known or unknown that arises based on the conduct of the business of Seller and its Affiliates prior to the Closing Date or the use of the Purchased Assets prior to the Closing Date, except to the extent such Liabilities constitute Assumed Liabilities, of whatever kind or nature, primary or secondary, direct or indirect.

(c)          Notwithstanding anything in Section 13.9 to the contrary, in no event shall Article XIII limit the retention by Seller and its Affiliates of Excluded Liabilities.

Section 2.3        Sale and Transfer of Servicing.  Purchased Loans and Purchased Credit Card Accounts and Receivables shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Purchaser). As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Purchased Loans and Purchased Credit Card Accounts and Receivables after the Closing Date will be assumed by Purchaser.

Section 2.4        Confirmation of Satisfaction of Closing Conditions.  Purchaser and Seller agree that their respective obligations to close the transactions provided for in the HSBC Assignment Agreement shall be subject to their delivery to each other of a certificate that confirms that, as of the date of the closing under the HSBC Assignment Agreement all of the conditions to their respective obligations to close the transactions hereunder, as set forth in Article XI (other than the certificates provided for in Section 11.2(c) and Section 11.3(c)) have been satisfied.

ARTICLE III

CLOSING PAYMENT AND ADJUSTMENTS

Section 3.1        Closing Payment.  (a) On the Closing Date, Purchaser shall acquire the Purchased Assets and shall assume the Assumed Liabilities.

(b)          Pursuant to Section 3.2(b), on the Closing Date, Seller shall pay, or cause to be paid, to Purchaser (or, in the event that the payment calculated pursuant hereto is a negative number, Purchaser shall pay to Seller (for the credit of Seller) the absolute value of such figure) by electronic wire transfer in an amount in U.S. dollars (the “Closing Payment”) equal to the following determined in accordance with GAAP applied consistently by Seller, except as and to the extent that this Agreement provides for different valuation methodologies for particular categories of Purchased Assets and Assumed Liabilities:

(1) an amount equal to the Net Book Value, as set forth on the Closing Statement (as defined in Section 3.2(a)), of the sum of (i) the Assumed Deposits, plus Accrued Interest and Fees thereon, and (ii) the other Assumed Liabilities, MINUS

(2) an amount (the “Aggregate Asset Amount”) equal to the sum of the following, as set forth on the Closing Statement (as defined in Section 3.2(a)):

(i)       an amount equal to three and eighty nine hundredths percent (3.89%) of the average daily balance (including Accrued Interest and Fees) of the Assumed Deposits (other than (i) certificates of deposit and (ii) deposits by state, county and municipal governments, government agencies and authorities, school districts, public or quasi-public authorities, taxing districts and other Governmental Entities) for the calendar month immediately preceding the month in which the Closing occurs (the “Premium”); PLUS

(ii)       the aggregate face amount of Cash on Hand as of the Close of Business on the Closing Date; PLUS

(iii)      the aggregate Appraised Value of the Purchased Real Property; PLUS

(iv)     the sum of the aggregate Net Book Values, as of the Close of Business on the Closing Date, of each of the following: the Purchased Personal Property and the Purchased ATMs; PLUS

(v)      the sum of (x) the unpaid principal balance of the Purchased Loans, the Purchased Overdrafts and the Purchased Credit Card Accounts and Receivables, as of the Closing of Business on the Closing Date, in each case plus Accrued Interest thereon and Fees thereon where applicable, and (y) the Prepaid Expenses; MINUS

(vi)     the Permitted Lien Reduction Amount.

Notwithstanding the foregoing, in computing the Aggregate Asset Amount, Assumed Letters of Credit and all Designated Purchased Overdrafts shall be assigned a zero value.

(c)          In the event that on or before delivery to Purchaser of the Final Closing Statement pursuant to Section 3.3(a), Purchaser identifies in a writing delivered to Seller any fixed and non-contingent payment obligations that do not constitute Assumed Liabilities and are secured by a Permitted Lien on Purchased Real Property or Purchased Personal Property and that will not be paid by the Seller or otherwise bonded over, then, if such payment obligations have not otherwise been factored into the computation of the Aggregate Asset Amount in respect of the applicable Purchased Real Property or Purchased Personal Property (as the case may be) encumbered by the Permitted Lien, then the amount of such payment obligations, to the extent not so factored into the computation of the Aggregate Asset Amount, shall constitute a “Permitted Lien Reduction Amount.”  In no event shall a Permitted Lien Reduction Amount on account of a Permitted Lien exceed the Appraised Value or Net Book Value (as the case may be) of the Purchased Real Property or Purchased Personal Property that is encumbered by the Permitted Lien.

Section 3.2        Closing Statement and Closing Payment.  (a) Closing Statement.  For the Closing, Seller shall prepare a statement substantially in the form of Exhibit 3.2 (a “Closing Statement”) showing the calculation of the Closing Payment, including, Aggregate Asset Amount and the calculation thereof, the Purchased Assets and Assumed Liabilities, as of the Update Date, and the Premium (the “Closing Statement Date”).

(b)          Closing Payment.  At the Closing, Seller shall pay to Purchaser (or, if applicable, Purchaser shall pay to Seller for the account of Seller) the Closing Payment, calculated pursuant to Section 3.1(b), as reflected on the Closing Statement.  The amount paid at the Closing shall be subject to subsequent adjustment based on the Final Closing Statement, prepared pursuant to Section 3.3.

Section 3.3        Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment.  (a) Final Closing Statement.  Not later than thirty (30) Business Days after the Closing Date, Seller shall deliver to Purchaser a statement, as of the Close of Business on the Closing Date, and prepared in accordance with GAAP applied consistently with the practices used in the preparation of the Closing Statement except as and to the extent that this Agreement provides for different valuation methodologies for particular categories of Purchased Assets and Assumed Liabilities, showing the calculation of a payment (the “Final Closing Payment”) calculated using the same formula in Section 3.2(b) for the calculation of the Closing Payment, but based on the values of the Purchased Assets and Assumed Liabilities reflected on the Final Schedules and the Premium based on the average daily balance (including Accrued Interest and Fees) of the Assumed Deposits of the type utilized to calculate the Closing Payment for the thirty (30) day period immediately preceding Closing Date (the “Final Closing Statement”).  Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Final Closing Statement.

(b)          Except as otherwise expressly provided herein, the determination of the Final Closing Statement shall be final and binding on the parties hereto, unless, within thirty (30) days after receipt by Purchaser of the Final Closing Statement, Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom (a “Purchaser Objection”), in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the parties hereto.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)          Not later than the Close of Business on the second (2nd) Business Day following the final determination of the Final Closing Statement, pursuant to Section 3.3(b) (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in the Premium, Purchased Assets and Assumed Liabilities between the Closing Statement and the Final Closing Statement and resulting difference between the Closing Payment and the Final Closing Payment, together with interest thereon computed from the Closing Date up to, but not including, the Adjustment Payment Date, at the Federal Funds Rate; provided, however, that if a Purchaser Objection is timely made, within two (2) Business Days of the date of such Purchaser Objection, Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect the undisputed portion of the changes in the Premium, Purchased Assets and Assumed Liabilities between the Closing Statement and the Final Closing Statement and resulting adjustments to the Closing Payment and the Final Closing Payment, together with interest thereon computed from the Closing Date up to, but not including, the date of such payment at the Federal Funds Rate.

Section 3.4        Allocation of Consideration.  (a) Within sixty (60) days after the Adjustment Payment Date, (i) Seller shall prepare and deliver to Purchaser a draft allocation statement (an “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of consideration paid by Purchaser, in respect of the Purchased Assets conveyed at the Closing, and the proposed allocation in the form required in Section 1060 of the Code of such aggregate amount among the Purchased Assets.  If within thirty (30) days after Purchaser’s receipt of the draft Allocation Statement, Purchaser shall not have objected in writing to such draft statement, then such draft statement shall become the final Allocation Statement.  In the event that Purchaser objects in writing within such thirty- (30) day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute and such resolution shall be incorporated into the draft Allocation Statement which shall then become the final Allocation Statement.

(b)          The parties hereto agree to report the allocation of the total consideration among the Purchased Assets in a manner consistent with the final Allocation Statement, and agree to act consistently in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local Taxing Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that neither Seller nor any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the aggregate consideration by a Taxing Authority.

ARTICLE IV

THE CLOSING

Section 4.1        Closing Time and Place.  The consummation of the transfer of the Purchased Assets and the Assumed Liabilities, and the payment of the Closing Payment, in each case as contemplated by this Agreement, shall take place at a closing (the “Closing”), to be held at 10:00 a.m., New York time, at the offices of Seller in Buffalo, New York, on (i) the last day of a month that is not earlier than the later of January 31, 2012 or the second Business Day following the satisfaction or waiver of all conditions set forth in Article XI (excluding any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) such other date as Purchaser and Seller may agree in writing (in either case, the “Closing Date”).  The Closing shall be deemed effective as of 11:59 p.m., New York time, on the Closing Date.  If the Closing Date occurs on a day other than a Business Day, any wire transfers that otherwise would have been made on the Closing Date shall be evidenced on the Closing Date through arrangements mutually agreed by the parties, and such wire transfers shall occur on the first Business Day following the Closing Date.

Section 4.2        Closing Documents.  (a) Deliveries of Seller.  At the Closing, Seller shall deliver the following documents to Purchaser, all of which shall be in a form reasonably satisfactory to Purchaser:

(1) the updated Schedules contemplated by Section 7.11;

(2) the officers’ certificates contemplated by Section 11.3(c);

(3) a bargain and sale deed without a covenant against grantor’s acts (or its substantive equivalent) for the Purchased Real Property;

(4) a bill of sale, in a form to be agreed upon between Seller and Purchaser within fifteen (15) days after the date of this Agreement, with each acting reasonably and in good faith (the “Bill of Sale”), transferring to Purchaser free and clear of Liens (other than Permitted Liens) all of the right, title and interest of Seller and its Subsidiaries in and to the Purchased Assets;

(5) an Assignment and Assumption Agreement, in a form to be agreed upon between Seller and Purchaser within fifteen (15) days after the date of this Agreement, with each acting reasonably and in good faith, (the “Assignment and Assumption Agreement”), assigning the right, title and interest of Seller and its Subsidiaries in and to the Purchased Assets, free and clear of Liens (other than Permitted Liens) and providing for the assumption of the Assumed Liabilities by Purchaser;

(6) one or more affidavits pursuant to Section 1445 of the Code certifying to the non-foreign status of Seller and each of its Subsidiaries conveying real property located in the United States hereunder;

(7) the Purchased Loans, duly and properly endorsed to Purchaser by Seller, together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Purchased Loans in the possession of Seller or its Subsidiaries and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Seller;

(8) subject to the relevant provisions the License Agreement, possession of, or access to, all Credit Documents in whatever form or medium (including imaged documents), all collateral in the custody or possession of Seller or its Subsidiaries, and all funds held in escrow, in each case, relating to the Purchased Loans, the Assumed Letters of Credit or the Purchased Credit Card Accounts and Receivables; and

(9) all other documents and instruments reasonably necessary to (i) transfer the Purchased Assets to Purchaser, (ii) reflect the assumption of the Assumed Liabilities by Purchaser or (iii) effectuate the other transactions to be taken by Seller contemplated by this Agreement.

(b)          Deliveries of Purchaser.  At the Closing, Purchaser shall deliver the following documents to Seller, all of which shall be in form reasonably satisfactory to Seller:

(1) the officer’s certificate contemplated by Section 11.2(c);

(2) the duly executed Assignment and Assumption Agreement;

(3) the executed Bill of Sale; and

(4) all other documents and instruments reasonably necessary to (i) receive the Purchased Assets from Seller or any of its Subsidiaries, (ii) assume the Assumed Liabilities from Seller or any of its Subsidiaries or (iii) effectuate the other transactions to be taken by Purchaser contemplated by this Agreement.

Section 4.3        Delivery of Purchased Assets.  Seller shall deliver to Purchaser at the Close of Business on the Closing Date (or at such other date if mutually agreed to by Purchaser and Seller) all of the fixed assets and other tangible personal property to the extent not located on or at the Banking Center Premises (including real property files, Cash on Hand, and keys to safe deposit boxes) constituting Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller represents and warrants to Purchaser, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:

Section 5.1        Organization.  Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States.  Seller has all requisite corporate power and authority to own the Purchased Assets and carry on its business at the Banking Centers as currently conducted by it and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership of the Purchased Assets and its conduct of business at the Banking Centers as currently conducted by it requires such qualification, except where the failure to be so qualified or be in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect.  Seller will have a net worth following the Closing Date that is sufficient to enable it to fulfill its obligations under this Agreement.

Section 5.2        Authority; Capacity.  Seller has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto.  This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 5.3        Consents and Approvals.  None of Seller or any of its Subsidiaries is required to obtain any order, permit, consent, approval or authorization of, or required to make any declaration or filing with, any Governmental Entity or third party in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except (i) as may be required pursuant to the Contracts listed on Schedule 5.3(i), (ii) compliance with the applicable requirements of the HSR Act and the approvals or non-objections of the Governmental Entity listed on Schedule 5.3(ii) (the “Seller Regulatory Approvals”) (such approvals contemplated by the foregoing clauses (i) and (ii) being hereafter referred to as the “Seller Approvals”) and (iii) other consents or approvals, the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4        No Breaches; Defaults.  Assuming the receipt of all of the regulatory approvals referenced in Section 5.3, the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Seller do not, and the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach, violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of to which Seller or its Subsidiaries is a party or by which it is bound, except such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect or (ii) constitute a breach or violation of or a default under the articles of association (or certificate of incorporation as applicable) or bylaws of Seller.

Section 5.5        Compliance with Law.  Except as disclosed on Schedule 5.5, each of Seller and its Subsidiaries: (i) is in compliance in all material respects with Applicable Law applicable to the Purchased Assets and Assumed Liabilities; (ii) has conducted and is conducting business at the Banking Centers (including, without limitation, all matters relating to the Banking Center Employees and the Banking Center Premises) in compliance in all material respects with Applicable Law; and (iii) has properly administered in all material respects all accounts at the Banking Centers for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the agreements governing such accounts and Applicable Law, provided that the environmental matters addressed by Section 5.19 shall be governed exclusively by Section 5.19 and not this Section 5.5 and compliance with law matters specifically addressed elsewhere in this Article V shall be governed by such specific representations and not this Section 5.5.  Seller received a rating of satisfactory or higher in its most recent examination with respect to the CRA and has no reason to believe that it will not maintain at least a satisfactory rating following its next CRA examination.

Section 5.6        Litigation and Related Matters.  Except as disclosed on Schedule 5.6, there are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened related to the Purchased Assets or Assumed Liabilities, against or affecting Seller which would (i) reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (ii) prevent or materially delay Seller from being able to perform the material obligations of Seller under this Agreement.

Section 5.7        No Brokers or Finders.  Except for Goldman, Sachs & Co. and Sandler O’Neill & Partners, L.P., whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated hereby.

Section 5.8        Operations.  Since August 1, 2011, and except as otherwise expressly contemplated by this Agreement, Seller and its Subsidiaries have in all material respects operated the Banking Centers only in, and have not engaged in any material transaction other than in, the ordinary course of business consistent with past practice, have not taken any action or failed to take any action that would have resulted in a breach of Section 8.1, had the covenants in Section 8.1 been in effect and binding on Seller and its Subsidiaries since such date.  Since August 1, 2011, Seller and its Affiliates have not (i) transferred any persons employed at the Banking Centers or related to the Transferred Wealth Management Relationships, or (ii) transferred any material asset or liability that would otherwise constitute a Purchased Asset or Assumed Liability, from any of the Banking Centers to other branches or offices of Seller, except in the ordinary course of business consistent with past practices.  Since August 1, 2011, there has not been any event, occurrence or circumstance that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9        Real Property Leases.  (a)  Seller has provided Purchaser with true and correct copies of all Real Property Leases and a list of all of the tenants or other occupants of the Banking Center Premises subject to a Real Property Lease as of the date set forth on such list and there has been no material changes thereto.

(a)          Each Real Property Lease is in full force and effect in all material respects, and, neither Seller nor, to Seller’s Knowledge, the landlord is in default under any of its respective obligations thereunder.

(b)          Neither Seller nor any of its Subsidiaries has received any written notice of a condemnation proceeding relating to any real property that is subject to a Real Property Lease that would materially affect a property or its intended use.

Section 5.10      Purchased Real Property.  (a)  Seller and its applicable Subsidiaries have good and marketable title to the Purchased Real Property, free and clear of all Liens, except for Permitted Liens.  On the Closing Date, Seller and its applicable Subsidiaries will convey good and marketable title to the Purchased Real Property free and clear of all Liens, except for Permitted Liens.

(b)          Except as disclosed on Schedule 5.10, neither Seller nor any of its Subsidiaries has received any written notice of a condemnation proceeding relating to the Purchased Real Property.

(c)          There are no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller or any of its Subsidiaries to transfer any of the Purchased Real Property or rights or interests therein to any other Person.

Section 5.11      Assumed Deposits.  Seller has the right to transfer or assign each of the Assumed Deposits to Purchaser.  The Assumed Deposits have been solicited, originated and administered in accordance with the terms of the respective governing documents and all Applicable Law and regulations, in each case, in all material respects.  The Assumed Deposits are insured by the FDIC to the fullest extent permitted in accordance with the FDI Act and Seller and its Subsidiaries have paid all assessments due thereunder.  Each of the agreements relating to the Assumed Deposits is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

Section 5.12      Purchased Loans  (a) Each Purchased Loan (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine and what they purport to be, materially complete and correct sets of originals of which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in the Credit Documents which will be delivered, or made available, to Purchaser pursuant to Section 2.1(a); (ii) constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable, to the Knowledge of Seller, by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally, (iii) is free from all material claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, presently pending bankruptcy or other defenses by the borrower, and (iv) complies in all material respects with Applicable Law, including all applicable lending laws and regulations.

(b)          Each Purchased Loan (i) was originated by Seller or a Subsidiary of Seller (or, in the case of a Purchased Loan that was purchased by Seller or a Subsidiary of Seller, by the Person making such Purchased Loan):  (x) in the ordinary course of business at the time such Purchased Loan was made; and (y) in accordance with Applicable Law, in all material respects; and (ii) to the extent it is identified as secured in Schedule 2.1(a)(6), is secured by a valid, perfected and enforceable Lien on the secured property described in the applicable security agreement.

(c)          Each Purchased Loan has been originated, created, maintained, serviced and administered in all material respects in accordance with (i) Applicable Law; (ii) Seller’s or its applicable Subsidiaries’ written loan servicing and operating procedures as in effect from time to time; and (iii) the respective Credit Documents governing each Purchased Loan.

(d)          Immediately following the sale of each Purchased Loan, Purchaser will own such Purchased Loan free and clear of any encumbrance, equity, participation interest, Lien, pledge, charge, claim or security interest.

(e)          To Seller’s Knowledge, neither the borrower nor any guarantor of any of the Purchased Loans is in bankruptcy and, there are no facts, circumstances or conditions with respect to any such Purchased Loans, the collateral therefor or the borrower’s credit standing, that could reasonably be expected to cause any such Purchased Loans to become delinquent or adversely affect the collectability, the value or the marketability of such Purchased Loans.

(f)           None of the rights or remedies under the Credit Documents relating to the Purchased Loans has been amended, modified, waived, subordinated or otherwise altered by Seller or any of its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to the Purchased Loan and appropriately recorded as necessary to establish all rights of mortgagee into assignee.

(g)          Seller may transfer or assign the Purchased Loans to Purchaser without the approval or consent of any obligor thereunder and without creating any breach of any agreement pursuant to which another party has purchased a participating interest in the Purchased Loan.

(h)          Subject to obtaining any required consent from any third party, including the SBA, with respect to each SBA Loan that is subject to a guaranty, such guaranty is in full force and effect and is freely transferrable as an incident to the sale of each SBA Loan.

(i)           None of the Purchased Loans are serviced by third parties, and there are no obligations, agreements or understandings that could result in any Purchased Loan becoming subject to any such third party servicing.

(j)           Except as set forth in this Section 5.12, Seller does not make any representation or warranty to Purchaser relating to the Purchased Loans.

Section 5.13      Purchased Credit Card Accounts and Receivables  (a) Each Purchased Credit Card Account and Receivable: (i) is governed by an account agreement, and each such account complies with, and is subject to, the account agreement applicable to such account; a copy of which is included in the Credit Documents which will be delivered, or made available, to Purchaser pursuant to Section 2.1(a); (ii) constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable, to the Knowledge of Seller, by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally; and (iii) to the Knowledge of Seller, is not subject to any claim of usury against Seller or of fraud or offset, recoupment, adjustment or any other valid and cognizable claim or defense of a borrower.

(b)          The Purchased Credit Card Accounts and Receivables have been originated, created, maintained and serviced in compliance with Applicable Law, the applicable account agreements and cardholder agreements and the policies and procedures of Seller or an Affiliate of Seller that owns such Purchased Credit Card Accounts and Receivables, in each case, in all material respects.  The interest rates, fees and charges in connection with the Purchased Credit Card Accounts and Receivables comply with Applicable Law and the applicable account agreements, in each case, in all material respects.

(c)          Each Purchased Credit Card Account and Receivable relates to the extension of credit and the advancement of monies on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System.  None of the Purchased Credit Card Accounts and Receivables is secured by any collateral.

(d)          All Purchased Credit Card Accounts and Receivables are (i) freely assignable by Seller or, to the extent any Purchased Credit Card Accounts and Receivables are held by an Affiliate of Seller as of the date hereof, will be transferred to Seller prior to the Closing Date, such that, on the Closing Date, such Purchased Credit Card Accounts and Receivables will be freely assignable by Seller, (ii) do not require the approval or consent of any borrower or any other Person to effectuate the valid assignment of the same in favor of Purchaser, and (iii) arise from a bona fide sale or loan transaction, cash advances, cash advance fees, access check fees, annual card membership fees, and Accrued Interest and Fees.

(e)          Except as set forth in this Section 5.13, Seller does not make any representation or warranty of any kind to Purchaser relating to the Purchased Credit Card Accounts and Receivables and Seller shall not be responsible for:  (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Purchased Credit Card Accounts and Receivables or any document, instrument or agreement in the loan file, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Purchased Credit Card Accounts and Receivables, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Purchased Credit Card Accounts and Receivables or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Purchased Credit Card Accounts and Receivables, or (v) inspecting any of the property, books or records of any obligor.

Section 5.14      Assumed Contracts.  Schedule 2.1(a)(ii) contains an accurate and complete list and Seller has delivered to Purchaser accurate and complete copies of the Assumed Contracts.  Seller and to the Knowledge of Seller, each other party to any Assumed Contract to which it or any of its Subsidiaries is a party, has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, Seller is in no material respect and to the Knowledge of Seller, no other party is in default under such Assumed Contracts.  None of such Assumed Contracts was entered into outside the ordinary course of business of Seller or its Subsidiaries.  Each such Assumed Contract constitutes the legal, valid and binding obligation of Seller or its Subsidiaries, and, to the Knowledge of Seller, the respective third party, and is enforceable in accordance with its terms subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.

Section 5.15      Regulatory Matters.  There are no pending, or to the Knowledge of Seller, threatened disputes or controversies between Seller and any federal, state or local governmental authority that (i) would reasonably be expected to prevent or materially delay Seller from being able to perform their obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the instruments or other documents executed pursuant to this Agreement or the transactions contemplated hereby and thereby.  Seller has not received any notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

Section 5.16      Necessary Permits.  Except as set forth on Schedule 5.16, Seller and its Subsidiaries have all material permits, licenses, orders, ratings and approvals of all Governmental Entities necessary for them to operate the Banking Centers substantially as presently operated (the “Necessary Permits”), and (i) all of the Necessary Permits are in full force and effect in all material respects, and (ii) to the Knowledge of Seller, no suspension or cancellation of any Necessary Permit has been threatened.

Section 5.17      Banking Center Employees and Benefits.  (a) Schedule 1.1(c)(i) and Schedule 1.1(c)(ii) list, as of June 30, 2011, all Banking Center Employees who are identified as employed at the Banking Centers by the internal records of Seller who are associated with the Transferred Wealth Management Relationships (the “Wealth Management Employees”), respectively, as well as the position, corporate and functional title, status as exempt or non-exempt, identification number, hire date, status as full or part-time, status as active or on leave, if on leave, the date leave commenced, geographic location and remuneration (including base salary, base wage, commission schedule and prior year’s incentive award, in each case, as applicable) of each such employee.  Within five (5) Business Days prior to the Closing Date, and at such other dates as reasonably requested by Purchaser after the execution of this Agreement, but no more frequently than once every thirty (30) days, Seller shall update Schedule 1.1(c)(i) and Schedule 1.1(c)(ii) in electronic format, to reflect any newly hired Banking Center Employees and Wealth Management Employees, those Banking Center Employees and Wealth Management Employees whose employment has terminated, and any other change in the other information on Schedule 1.1(c)(i) and Schedule 1.1(c)(ii).

(a)          Schedule 5.17(b) lists all of the employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, retiree medical, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, change in control, severance, welfare, fringe benefit, perquisite and similar plans ever sponsored, maintained or contributed to by Seller or any of its Affiliates and in which any Banking Center Employee or Wealth Management Employees is or ever has been eligible to participate while employed by Seller or any of its Affiliates (the “Employee Plans”).  Seller has provided to Purchaser copies of the plan documents, summary plan descriptions, annual enrollment guides and other material descriptions with respect to the Employee Plans.

(b)          Each Banking Center Employee and Wealth Management Employee who is required by Applicable Law to be licensed to sell non-deposit investment products, including insurance and securities, is validly licensed and in good standing with each applicable regulator, including FINRA and the state insurance regulators.

Section 5.18      Labor Contracts and Relations.  Except as set forth on Schedule 5.18, with respect to Banking Center Employees and Wealth Management Employees, none of Seller or any of its Subsidiaries is a party to any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, and none of Seller or any of its Subsidiaries is the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of Seller, is any such proceeding threatened, nor is there any strike or other labor dispute by the Banking Center Employees or Wealth Management Employees pending or threatened, nor does Seller have Knowledge of any activity involving any Banking Center Employees or Wealth Management Employees seeking to certify a collective bargaining unit or engaging in union organizational activity.

Section 5.19      Environmental Matters.  Except as set forth on Schedule 5.19:

(a)          To the Knowledge of Seller, each of Seller and its Subsidiaries is currently in compliance in all material respects with all Environmental Laws applicable to any Banking Center Premises, and with respect to any operations or activities conducted by Seller or any of its Subsidiaries on such Banking Center Premises.  Neither Seller nor any of its Subsidiaries has received any written notice that there has been any failure to comply with Environmental Laws applicable to the Purchased Real Property, and with respect to any operations or activities conducted by Seller or any of its Subsidiaries on such premises except any such notice with respect to a failure to comply which has been fully resolved and to the Knowledge of Seller there is no basis therefor.

(b)          Seller and its Subsidiaries have all material environmental permits and approvals required under Environmental Laws for all facilities and improvements on the Purchased Real Property and any operations activities presently conducted by Seller any of its Subsidiaries on the Banking Center Premises and each of Seller and its Subsidiaries is currently in compliance with all such permits and approvals in all material respects.

(c)          There is no suit, claim, demand, action, consent order, or proceeding pending or, to the Knowledge of Seller, threatened in which Seller or any of its Subsidiaries or, with respect to threatened proceedings, could reasonably be expected to be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance, with any Environmental Laws or (ii) relating to the Release into or presence in the Environment of any Hazardous Materials, in either case at or on any of the Banking Center Premises.

(d)          To the Knowledge of Seller, there have been no Releases into the Environment of any Hazardous Materials in, on, from, under or affecting any Banking Center Premises which would reasonably be expected to have a material adverse impact on such Banking Center Premises.

Section 5.20      Books and Records.  With respect to each Assumed Agreement and all accounts related thereto, the accounting, financial and other books and records kept by Seller and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in compliance with in all material respects with Applicable Law.  The books and records included within the Purchased Assets include all customary branch, customer and customer-related information reasonably necessary to service the Assumed Deposits and Purchased Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.

Section 5.21      Safe Deposit Boxes.  Each of Seller and its Subsidiaries is in compliance, in all material respects, with the terms and conditions of the Safe Deposit Agreements.

Section 5.22      Insurance Coverage.  The business and operations of the Banking Centers are insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller and not in a manner materially inconsistent with industry practice for a global financial institution.  Since January 1, 2010, all premiums payable under all insurance policies and fidelity bonds that currently cover the assets, business, operations and employees of the Banking Centers and the Transferred Wealth Management Relationships have been timely paid in all material respects, and Seller and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Since January 1, 2010, there is no material claim by Seller or any of its Subsidiaries related to the Banking Centers pending under any such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds applicable to the Banking Centers.  To the Knowledge of Seller, no insurer has threatened a termination of coverage under any such policies or bonds, except notices required to be given by Applicable Law prior to the expiration of any policy or bond advising that coverage will terminate by its terms if such policy or bond is not renewed.

Section 5.23      Taxes.  (a)  All Tax Returns required to have been filed with respect to the Purchased Assets (such Tax Returns, the “Tax Returns”) have been filed with the appropriate Taxing Authority; each such Tax Return is true, complete and correct in all material respects.  All Taxes shown to be due on such Tax Returns, and all Taxes due and attributable to the Purchased Assets, have been timely paid, withheld and timely paid to the appropriate Taxing Authority, or reflected in an appropriate tax reserve in accordance with GAAP on the financial statements of Seller, other than those Taxes the failure of which to be paid would not result in a Lien on the Purchased Assets or become a liability of Purchaser.

(b)          No notice of deficiency or assessment of Taxes has been received from any Taxing Authority with respect to the Purchased Assets.  There is no material dispute or claim concerning any Tax relating to the Purchased Assets either (A) claimed or raised by any Taxing Authority in writing or (B) of which Seller has Knowledge.  There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Purchased Assets).

Section 5.24      Representations and Warranties Related to the Transferred Wealth Management Relationships.

(a)          Customer Relationships.

(1) To the Knowledge of Seller, each Transferred Wealth Management Relationship has been in all material respects originated and serviced (i) in conformity with applicable policies of Seller and its Affiliates, (ii) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and (iv) in compliance with Applicable Law.  Each instrument or agreement governing a Transferred Wealth Management Relationship has been duly and validly executed and delivered by Seller or its Affiliates and, to the Knowledge of Seller, the other contracting parties, and each such instrument or agreement constitutes a valid, binding and enforceable obligation of the parties thereto, subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.

(2) To the Knowledge of Seller, as of the date hereof, Seller and its Affiliates have not received any written notice from any customer related to the Transferred Wealth Management Relationships that it intends to bring a claim against Seller or any of its Affiliates in connection with the Transferred Wealth Management Relationships.

(b)         Conduct of the Wealth Management Business.  Seller and its Affiliates currently have in place an effective system of policies and procedures and a supervisory system reasonably designed to achieve and maintain material compliance with all applicable federal and state securities laws (and the rules of any applicable Self-Regulatory Organization).  The Affiliated Employees associated with the Transferred Wealth Management Relationships, in their capacities as employees, have complied in all material respects with Applicable Law.

Section 5.25      Limitations on and Disclaimer of Representations and Warranties and Purchaser’s Release in Connection Therewith.  Except as otherwise expressly set forth in this Agreement:

(a)          Seller makes no representations or warranties, express or implied, as to the physical condition of the Purchased Personal Property.

(b)          Except as specified in Section 5.19, Seller makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Purchased Real Property which is being sold “AS IS,” “WHERE IS” without recourse and with all faults, without any obligation on the part of Seller.  Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases Seller and any of its Affiliates and waives any claims which Purchaser may now or hereafter have against Seller or any of its Affiliates relating to the physical condition of the Purchased Real Property from and after the Closing.

Section 5.26      Financing.  On the Closing Date, Seller will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the Closing Payment and to promptly pay any other amounts to be paid by it under this Agreement on the Closing Date.

Section 5.27      Title to Assets. Seller is the lawful owner of each of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.  Except for the consents required to transfer the Purchased Assets, Seller has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets.

Section 5.28      Termination or Reduction of Customer Relationships. Since August 1, 2011, to the Knowledge of Seller, no material Banking Center Customer with a Transferred Wealth Management Relationship has provided notice that it intends to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries, or has provided notice that it will materially decrease or materially limit, its Transferred Wealth Management Relationship with Seller or any of its Subsidiaries, except as would not individually, or in the aggregate, result in a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Seller, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:

Section 6.1        Organization.  Purchaser is a national bank, duly organized, validly existing and in good standing under the laws of the United States.  Purchaser has all the requisite corporate power and corporate authority, as well as all requisite licenses, franchises, permits, qualifications and similar permissions and authorities, to own the Purchased Assets, assume the Assumed Liabilities and to carry on the business at  the Banking Centers and is duly qualified to do business in and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership of the Purchased Assets and the conduct of the business of the Banking Centers requires such qualification, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a material adverse effect on Purchaser.

Section 6.2        Authority; Capacity.  Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed by Purchaser pursuant hereto.  This Agreement and any instruments or other documents executed by Purchaser pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement and the instruments and documents executed by Purchaser pursuant hereto constitutes, or when executed will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3        Consents and Approvals.

(a)          Neither Purchaser nor any of its Affiliates is required to obtain any order, permit, consent, approval or authorization of, nor required to make any material declaration or filing with, any Governmental Entity or third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except compliance with the applicable requirements of the HSR Act and the approvals or non-objections of the Governmental Entities set forth on Schedule 6.3(a) (such approvals, the “Purchaser Regulatory Approvals”).

(b)          There are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser or any of its Affiliates and any Governmental Entity, including, without limitation, with respect to capital requirements, that (i) would reasonably be expected to prevent or delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Purchaser has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

(c)          As of the date hereof, both currently and after giving effect to the transactions contemplated hereby (on a pro forma basis):  (i) Purchaser is and will be at least “well-capitalized”, as defined in the FDI Act; and (ii) Purchaser  meets all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as applied to Purchaser by state or federal bank regulator, and no such regulator has indicated that it will condition any of Purchaser Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(d)          The deposits of Purchaser and its Subsidiaries are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Purchaser.

(e)          Purchaser was rated at least satisfactory following its most recent CRA examination by the regulatory agency responsible for its supervision and has no reason to believe that it will not maintain at least a satisfactory rating following its next CRA examination.  Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

Section 6.4        No Breaches; Defaults.  Assuming the receipt of all regulatory approvals referenced in Section 6.3(a), the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and the consummation of the transactions contemplated by this Agreement, will not constitute:  (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which it is subject, which breach, violation or default would prevent or materially delay Purchaser from being able to perform its obligations under this Agreement in all material respects, or (ii) a breach or violation of or a default under the articles of association (or certificate of incorporation, as applicable) or bylaws of Purchaser.

Section 6.5        Litigation and Related Matters.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser which could materially impede, delay or prevent Purchaser or any of its Subsidiaries from entering into this Agreement or performing its terms.

Section 6.6        Compliance with Laws and Regulations.  Except as set forth in Schedule 6.6, each of Purchaser and its Subsidiaries have conducted and are conducting their business in all material respects in compliance with all Applicable Law, including, without limitation, all regulations, orders, and opinions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, and, except as would not, individually or in the aggregate, result in a material adverse effect, neither Purchaser nor any of its Subsidiaries is subject to any order or ruling directed to it by, or memorandum of understanding with, any Governmental Entity.

Section 6.7        No Brokers or Finders.  Except for RBC Capital Markets, whose fees will be paid by Purchaser, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

Section 6.8        Financing.  On the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the Closing Payment and to promptly pay any other amounts to be paid by it under this Agreement on the Closing Date.

Section 6.9        Eligibility.  As of the date hereof, Purchaser satisfies, and as of the Closing Date will satisfy, all clearing standards and requirements under Applicable Law to (1) acquire the Transferred Wealth Management Relationships and continue the operations of and services provided by the Banking Centers and (2) employ the Wealth Management Employees.

ARTICLE VII

GENERAL COVENANTS

Section 7.1        Access to Properties and Records Relating to the Banking Centers.  (a) To the extent permitted by Applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller will provide to Purchaser and to its officers, accountants, counsel, and other representatives reasonable access during Seller’s normal business hours to the properties, books, contracts and records of Seller and its Subsidiaries relating primarily to the Banking Centers for purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that such access shall be at reasonable times and upon reasonable prior notice and shall not disrupt the personnel and operations of Seller and its Subsidiaries; and provided further that Purchaser’s access to Tax Returns filed by or otherwise relating to Seller or any of its Subsidiaries shall be governed by Article X.  All requests for access to such offices, properties, books, and records shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b)          Following the Closing, Purchaser will grant Seller and its representatives reasonable access during Purchaser’s normal business hours to all books, records and other data related to the Purchased Assets and to the Transferred Business Employees (including making such persons reasonably available to Seller for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, between Seller or an Affiliate of Seller and Purchaser or an Affiliate of Purchaser) at reasonable times, upon reasonable prior notice, and provided such access shall not disrupt the personnel and operations of Seller and its Subsidiaries, if such access is reasonably deemed necessary or desirable by Seller or any of its Subsidiaries in connection with its tax, regulatory, litigation, contractual or other legitimate, non-competitive matters, including for purposes of handling claims related to Section 2.2 for which Transferred Business Employees may have relevant information.  Nothing in the foregoing shall prevent Seller or any of its Subsidiaries from seeking to make such persons available via subpoena or other legal or similar process.

(c)          If Seller does not deliver books, records and other data pursuant to Section 2.1(b)(7) that are otherwise required to be delivered pursuant to Section 2.1(a)(11), in accordance with the Transition Services Agreement, Seller will hold such books, records and other data as custodian for Purchaser.  Seller, in its capacity as custodian, will provide to Purchaser access to such books, records and other data in the manner provided in the Transition Services Agreement.

(d)          Purchaser will review with Seller Purchaser's information security controls of the system or systems used by Purchaser to maintain the security of customer data, including providing reasonable access to Purchaser’s owned facilities and data centers and, to the extent permitted under the relevant contract, to third-party facilities and data centers.

Section 7.2        Efforts; Regulatory Filings and Other Actions.  (a) Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing.  Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals as promptly as practicable, (ii) to lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) to effect all necessary registrations and filings, if any, and (iv) to fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article XI.

(b)          In furtherance, and not in limitation, of the covenants set forth in Section 7.2(a), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Government Approvals as promptly as practicable and within thirty (30) days after the date hereof, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the transactions contemplated hereby and will use its reasonable best efforts to obtain a waiver from any applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

(c)          Each party shall, subject to Applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby, and (ii) provide counsel for the other party with copies of all filings made by such party, and all material correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Banking Centers or Purchased Assets (or any aspect thereof), (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns (including with respect to the Retained Businesses).  Each party agrees that it will use reasonable best efforts to keep the other party fully informed with respect to all applications and developments related thereto and, where reasonably practicable under the circumstances, give the other party reasonable advance notice of, and whenever appropriate, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Entity; provided that such participation is not objected to by such Governmental Entity.  The parties further covenant and agree to mutually identify the most expedient method of effecting, as promptly as practicable, the legal transfer of all of the Purchased Assets and the Assumed Liabilities to Purchaser, and each party further covenants and agrees to use its reasonable best efforts to so effectuate such transfer.  The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

(d)          Each party further covenants and agrees that (i) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect such party’s ability to consummate the transactions contemplated hereby, to use its best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging such party’s rights to consummate the transactions contemplated by this Agreement, such party shall use its best efforts, and take all actions necessary and appropriate, to contest such action, suit, proceeding or investigation.

(e)          Promptly upon the execution of this Agreement and subject to Applicable Law, Purchaser and Seller will reasonably coordinate in good faith in respect of any communications by Seller with the parties whose consent is required.  Seller and Purchaser, in consultation with each other, shall as promptly as practicable following the date hereof develop a communications and action plan (which plan shall be designed to communicate promptly and follow up with all such parties with respect to, and to obtain, all such required consents), and shall keep each other reasonably informed regarding the progress and status of such efforts.

(f)           Each party represents, warrants and agrees that any information furnished by it for inclusion in any regulatory application will to its Knowledge be true and complete in all material respects as of the date so furnished.

(g)          Notwithstanding anything in this Section 7.2 or this Agreement to the contrary, in the event any Governmental Entity objects to Purchaser’s acquisition of one or more Banking Centers (or the assets or liabilities thereof), and such objection cannot be satisfied other than by a commitment of Purchaser to divest such Banking Center or Centers following the Closing or to undertake other remedial action of a material burdensome nature, the parties agree that this Agreement and the Schedules shall be amended to eliminate such Banking Center or Centers (and all related assets and liabilities) for all purposes of this Agreement, it being agreed that such Banking Center or Centers (and all related assets and liabilities) shall not become part of the Purchased Assets, Assumed Liabilities and covenants related thereto hereunder.  In such event, the parties shall negotiate in good faith to (i) identify one or more other branches of Seller (other than branches that Seller has acquired or agreed to acquire under the Purchase and Assumption Agreement dated as of July 30, 2011 by and among Seller, HSBC Bank USA, National Association, a national banking association, HSBC Securities (USA) Inc., a Delaware corporation, and HSBC Technology & Services (USA) Inc., a Delaware corporation) of comparable value to be substituted for the Banking Center or Centers which have been eliminated from this Agreement and (ii) amend this Agreement to provide for the purchase and sale of such substituted branches (and related  assets and liabilities) as mutually agreed by the parties.  For the avoidance of doubt, it is the intention of the parties that Purchaser shall not be obligated to agree or commit to divest any Banking Center (or any assets or liabilities thereof), or to undertake any other material burdensome remedial action with respect to a Banking Center (or any assets or liabilities thereof) in order to obtain any Regulatory Approval.

Section 7.3        Further Assurances (a) The parties agree that, from time to time, whether before, on or after the Closing Date, each of them will execute and deliver such further instruments of assignment and directions for conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.  To the extent any Purchased Assets are currently held by an Affiliate of Seller, Seller shall enter into such agreements as are necessary in order to transfer the Purchased Assets to Seller on or before the Closing Date, or otherwise ensure such Purchased Assets will be sold, transferred and assigned to Purchaser at the Closing, subject to the satisfaction of all conditions precedent to the Closing.

(b)          Subject to the receipt of any required third-party consents, Seller shall cooperate in good faith with Purchaser in connection with the transfer, to Purchaser of any income, commissions, compensation or allowances receivable or payable after the Closing Date in respect of annuities (including additional premium payments thereto after the Closing Date) and interests in mutual funds sold by Seller or any of its Subsidiaries in connection with the Transferred Wealth Management Relationships as of the Close of Business on the Closing Date.

Section 7.4        Notice of Changes.  (a) Purchaser shall promptly advise Seller, and Seller shall promptly advise Purchaser of (i) any change or event that would or would be reasonably likely to cause or constitute a material breach of any of Purchaser’s or Seller’, as applicable, representations, warranties or covenants contained herein, or (ii) to the extent permitted by Applicable Law and to the Knowledge of Purchaser or Seller, as applicable, any governmental complaints, any change or event, including investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of significant litigation, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b)          Notwithstanding anything to the contrary herein, a party’s good-faith failure to comply with its obligations under this Section 7.4 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that the underlying material breach of a representation, warranty or covenant would independently provide such right.

Section 7.5        Confidentiality.  Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.2 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of Applicable Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither Seller nor Purchaser shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity.  To the extent permitted by Applicable Law, each party will notify the other party promptly upon becoming aware that any of the Confidential Information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.5).  The Confidentiality Agreement is hereby terminated.

Section 7.6        Publicity; Notices.  Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance as to (i) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or Banking Center Customers regarding the transactions contemplated by this Agreement and (ii) the form and content of any communication from Purchaser to the Banking Center Employees and the Wealth Management Employees.  Neither party shall disseminate any such communication without adequate advance notice and the prior review of the other, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent the parties hereto from publishing any press release or from making any and all public disclosures which it reasonably determines to be legally required to comply with any applicable securities laws or regulations or requests of governmental agencies or authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.

Section 7.7        Restricted Assignments.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset, Assumed Agreement, Assumed Deposits or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Seller or its Subsidiaries thereunder or be contrary to Applicable Law.  If any such consent or approval is not obtained, Seller will use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing; provided, however, that Seller shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use reasonable best efforts to obtain or provide the same as set forth in this Section 7.7 and Purchaser shall remain obligated to close the transactions contemplated herein, subject to the other provisions hereof, and shall have no remedy for failure of Seller to obtain any such consent or approval or to provide any such alternative arrangement, and (except in the case of the right to occupy Banking Center Premises, which situation is covered by the provisions of Section 8.2(d) below) the Closing Payment or the Premium shall be computed to exclude the amount thereof attributable to any Purchased Asset, Assumed Agreement, Assumed Deposit or Assumed Liability which cannot be transferred or whose benefits cannot be conveyed in all material respects to Purchaser at the Closing; provided, that if such consent or approval is obtained after Closing then Purchaser shall thereupon remit to Seller the amount withheld pursuant to the foregoing provisions.

Section 7.8        Transition Coordinators; Cooperation with Transition.  Subject to Applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller will cooperate with Purchaser to provide current information regarding material activities of the Banking Centers, and Purchaser and Seller shall cooperate with and assist each other in planning and implementing necessary and appropriate policies and procedures in connection with the transition of the ownership of the Banking Centers and the other Purchased Assets and Assumed Liabilities from Seller to Purchaser.  In connection therewith, Seller and Purchaser shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as “transition coordinators.”

Section 7.9        Non-Competition and Non-Solicitation.

(a)          From the date hereof until the Closing Date, Purchaser and its Affiliates shall not, directly or indirectly, solicit for employment (other than as expressly permitted by this Agreement) or hire (i) any Banking Center Employees and Wealth Management Employees who are not hourly wage (non-exempt) employees or (ii) any employees of Seller or its Affiliates who are or will be engaged in the preparation for or implementation of any Conversion or the transfer of any of the Purchased Assets or Assumed Liabilities, or who are or will be otherwise involved in providing services under the Transition Services Agreement.  For purposes of monitoring (i) and (ii), all individuals described in (i) and (ii) are identified on a Schedule 7.9(b) to be delivered to Purchaser within thirty (30) calendar days of the date hereof and which may be updated from time to time by Seller.

(b)          During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date:

(1) Purchaser and its Affiliates shall not, directly or indirectly, solicit for employment or hire any Retained Employee; provided that this Section 7.9(b)(1) shall not prohibit Purchaser or any of its Affiliates from (i) engaging in solicitation by means of a general purpose advertisement not specifically targeted at the Retained Employees or hiring any Retained Employee as a result of such general purpose advertisement or (ii) hiring any Retained Employee who was terminated by Seller after the Closing Date; and

(2) Seller and its Affiliates shall not, directly or indirectly, solicit for employment or hire any Transferred Business Employee or employee of Purchaser; provided that this Section 7.9(b)(2) shall not prohibit Seller from (i) engaging in solicitation by means of a general purpose advertisement not specifically targeted at the Transferred Business Employees or hiring any Transferred Business Employee as a result of such general purpose advertisement or (ii) hiring any Transferred Business Employee who was terminated by Purchaser or any of its Affiliates after the Closing Date.

(c)          During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Purchaser and its Affiliates shall not, directly or indirectly, (i) use any information regarding the Retained Businesses in their possession as a result of the transactions contemplated by this Agreement, including as part of the books and records that are Purchased Assets, to solicit or engage in other efforts directed to or targeted at any customer or customers of the Retained Businesses with respect to providing Banking Related Services similar to those of the Retained Businesses or (ii) use such information to take any other actions that are designed to induce any customer of the Retained Businesses to transfer any portion of such customer’s Relationships with respect to the Retained Businesses to a similar business of Purchaser or its Affiliates; provided that nothing in this Section 7.9(c) shall be construed as limiting the ability of Purchaser to (x) respond to unsolicited requests by customers of the Retained Businesses; (y) service customers of the Retained Businesses who also, as of the date hereof, are customers of Purchaser or its Affiliates; or (z) offer or continue to offer Banking Related Services that are similar to the Retained Businesses.

(d)          During the period beginning on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Non-Competition Period”), neither Seller nor any of its Subsidiaries (collectively, for purposes of this Section 7.9(d), the “Restricted Entities”) shall establish new banking branches, ATMs or loan production offices in the Designated Footprint (it being understood that expansion at any existing banking branch in the Designated Footprint shall not be limited); provided, however, that the foregoing shall not restrict any of the Restricted Entities from (i) making any acquisition (through merger, stock purchase or purchase of all or substantially all of another banking institution’s assets) of any then existing banking branches, ATMs or loan production offices from another banking institution located within the Designated Footprint provided that the value of the newly acquired banking branches, ATMs or loan production offices within the Designated Footprint would not constitute more than forty percent (40%) of such acquired entity’s consolidated total revenues in the last completed fiscal quarter immediately preceding the consummation of the purchase transaction or (ii) acquiring branches under the Purchase and Assumption Agreement dated July 30, 2011, as amended from time to time, with HSBC Bank USA, National Association and Affiliates thereof.  During the Non-Competition Period, Seller and its Subsidiaries shall not: (I) (a) solicit, or engage in other efforts targeted at, customers of the Transferred Business with respect to providing Banking Related Services similar to those of the Transferred Business; or (b) take any other actions that are designed to induce any customer of the Transferred Business to transfer such customer’s Relationships with Purchaser with respect to the Transferred Business to a similar business of Seller or its Affiliates; provided that nothing in this Section 7.9(d) shall be construed as limiting the ability of Seller to (x) respond to unsolicited requests by customers of the Transferred Business; or (y) offer or continue to offer Banking Related Services that are similar to the Transferred Business except to the extent otherwise restricted in the foregoing provisions of this Section 7.9, or (II) advertise or market Banking Related Services that are similar to the Transferred Business through advertisements or marketing efforts within the Designated Footprint that are primarily targeting the customers of the Transferred Business; provided that nothing in this Section 7.9(d) shall be construed as limiting the ability of Seller to conduct newspaper, radio, television, Internet and other advertisements, marketing efforts and solicitations that do not primarily target the customers of the Transferred Business so long as such marketing efforts or solicitations are not included in any newspaper or periodical having more than half of its circulation in the Designated Footprint or broadcast by any television or radio station physically located in the Designated Footprint (except that the limitations in the foregoing provision as to circulation in respect of newspapers and periodicals and physical location in respect of television or radio station shall not apply to restrict Seller in Watertown, New York).

(e)          Each of Purchaser and Seller understands and acknowledges that (i) it would be difficult to calculate damages to Seller or Purchaser, as applicable, from any breach of the obligations of Purchaser or Seller, as applicable, under this Section 7.9, (ii) injury to Purchaser or Seller, as applicable, from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 7.9 would therefore be an inadequate remedy and, accordingly, Purchaser and Seller shall, in addition to all other available remedies (including, without limitation, seeking such damages as either can show it has sustained by reason of such breach and/or the exercise of all other rights either has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting bond.

(f)           Purchaser and Seller understand and acknowledge that the restrictive covenants and other agreements contained in this Section 7.9 are an essential part of this Agreement and the transactions contemplated hereby and thereby.  It is the intention of the parties that, if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

(g)          For the avoidance of doubt, none of the restrictions imposed by applicable subsections of this Section 7.9 shall apply to any Person that is an Affiliate of a party to this Agreement if such Person ceases to be an Affiliate of such party.

Section 7.10      Arrangements with Respect to Employee Pension Plans, IRAs and Keogh Plans.  At least forty-five (45) days before the Closing Date, Seller shall cause notice (such notice to be approved in advance by Purchaser) to be sent to each depositor of an Assumed Deposit held by Seller or any of its Subsidiaries in an IRA and each “employer” who established an Assumed Deposit pursuant to a Keogh plan and each depositor that is an Employee Pension Plan, regarding the resignation of Seller as IRA custodian or Keogh plan or Employee Pension Plan trustee, as applicable.  Such resignation shall be effective as of the date that is thirty (30) days following the date of the notice or, if later, the Closing Date.  If a depositor of an Assumed Deposit held by Seller in an IRA or an employer who established an Assumed Deposit pursuant to a Keogh plan, Employee Pension Plan or other retirement plan fails to appoint another trustee or custodian for such account within this period, such depositor or employer will, to the extent permitted by Applicable Law, be deemed to have appointed Purchaser as successor trustee or custodian for the deposit account.  Upon its appointment as successor trustee or custodian for such accounts, as applicable, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and Applicable Law.  If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an Employee Pension Plan, IRA, Keogh Plan or other retirement plan, such deposit liabilities shall be considered “Excluded Deposits.”

Section 7.11      Updated Schedules.  (a) On the fifth (5th) day prior to the Closing Date anticipated by the parties, Seller shall deliver to Purchaser updated versions of the following schedules so that they are as of a date no earlier than last day of the month preceding the Closing Date (such date, the “Update Date”):  Schedule 1.1(a) (Assumed Deposits), Schedule 1.1(c)(i) (Banking Center Employees), Schedule 1.1(c)(ii) (Wealth Management Employees), Schedule 1.1(f) (Purchased Credit Card Accounts and Receivables), Schedule 1.1(g) (Purchased Overdrafts), Schedule 1.1(j) (Transferred Wealth Management Relationships), Schedule 2.1(a)(5) (Purchased ATMs, ATM Leases and ATM Real Property Leases), Schedule 2.1(a)(6) (Purchased Loans), Schedule 2.1(a)(8) (CRA Assets), Schedule 2.1(a)(9) (Assumed Letters of Credit) and Schedule 5.6 (Litigation and Related Matters).  Seller and Purchaser agree that the updated versions of the foregoing Schedules shall be prepared using the same methodology and criteria used in preparing the Schedules attached to this Agreement.

(b)          In connection with delivery of the Final Closing Statement Seller shall deliver to Purchaser updated versions of the following schedules, so that they are as of the Closing Date (such schedules, collectively, the “Final Schedules”):  Schedule 1.1(a) (Assumed Deposits), Schedule 1.1(c)(i) (Banking Center Employees), Schedule 1.1(c)(ii) (Wealth Management Employees), Schedule 1.1(f) (Purchased Credit Card Accounts and Receivables), Schedule 1.1(g) (Purchased Overdrafts), Schedule 1.1(j) (Transferred Wealth Management Relationships), Schedule 2.1(a)(5) (Purchased ATMs, ATM Leases and ATM Real Property Leases), Schedule 2.1(a)(6) (Purchased Loans), Schedule 2.1(a)(8) (CRA Assets), and Schedule 2.1(a)(9) (Assumed Letters of Credit).  Seller and Purchaser agree that the updated versions of the foregoing Schedules shall be prepared using the same methodology and criteria used in preparing the Schedules attached to this Agreement.

ARTICLE VIII

FURTHER AGREEMENTS

Section 8.1        Conduct of the Banking Centers Prior to the Closing.  (a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller shall, consistent with the other provisions of this Agreement: (i) use reasonable best efforts to, and cause its Subsidiaries to use their respective reasonable best efforts to, conduct the business of the Banking Centers and the Transferred Wealth Management Relationships in the ordinary course consistent with past practice and maintain, generally, their existing relations and goodwill with Banking Center Customers and vendors and suppliers to the business of the Banking Centers; (ii) use its ordinary course efforts to, and cause its applicable Subsidiaries to use their respective ordinary course efforts to, consistent with historical and customary past practices, preserve in all material respects, with respect to the business of the Banking Centers, the mix, type and aggregate amount of the Purchased Assets and Assumed Liabilities, including the Assumed Deposits, provided that the agreement by Seller to use its ordinary course efforts shall not be construed as any promise, representation or guarantee by Seller that such mix, type and amount will in fact be maintained and may in fact be materially different as of the Closing Date even though Seller and its Subsidiaries operated in the ordinary course consistent with past practices, and the occurrence of such event shall not, in and of itself, be considered a breach of Seller’s obligations under this Section 8.1(a); and (iii) to continue to maintain and conduct the business attributed to the Banking Centers in accordance with its national pricing strategy.

(b)          From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as (i) otherwise expressly contemplated by this Agreement, (ii) consented to in writing in advance by Purchaser (which consent shall not be unreasonably withheld or delayed), or (iii) required by Applicable Law, Seller shall not, and shall cause its applicable Subsidiaries not to:

(1) (i) terminate any persons employed at the Banking Centers or related to the Transferred Wealth Management Relationships except with good reason, (ii) transfer any persons employed at the Banking Centers or related to the Transferred Wealth Management Relationships to other branches or offices, (iii) increase the compensation or benefits payable to any Banking Center Employees or Wealth Management Employees by an aggregate amount that is greater than 4% of base salary or base wage (in connection with Seller’s ordinary annual performance evaluation cycle) or by any amount (in any other case), (iii) promote any persons employed at the Banking Centers or related to the Transferred Wealth Management Relationships that could be a Transferred Business Employee to the position of vice president or any more senior position, or (iv) enter into any Employee Plan or any collective bargaining agreement with respect to the persons employed at the Banking Centers or related to the Transferred Wealth Management Relationships that could be a Transferred Business Employee; provided, however, that nothing in this Section 8.1(b)(1) shall limit the ability of Seller and any of its Subsidiaries to adopt, modify, amend or terminate any employee benefit plan, program, policy, arrangement or practice that is or may become applicable to the employees of Seller generally; provided, further, that Seller shall promptly notify Purchaser of any such adoption, modification, amendment or termination that affects any Banking Center Employee or Wealth Management Employee;

(2) terminate or materially modify in any manner materially adverse to Seller or its Subsidiaries (or Purchaser as their anticipated successor) any Real Property Lease; or place or permit to be placed, any Lien (other than a Permitted Lien) upon any of the Purchased Assets;

(3) fail to maintain the Banking Center Premises in a condition substantially the same as of the date of this Agreement, ordinary wear and use excepted;

(4) fail to maintain in effect all property, liability, fire and casualty insurance in effect as of the date hereof, on substantially the same terms as currently in effect, with regard to the Banking Center Premises or Purchased Assets;

(5) terminate or materially modify any Assumed Agreement, except as required by its existing terms, including as a result of action by the other party to such Assumed Agreement or in the ordinary course of business;

(6) close, sell, consolidate or relocate or materially alter any of the Banking Centers;

(7) amend or modify, including by entering into any forbearance agreement with respect to, any Purchased Loan in any manner materially adverse to Seller or its Subsidiaries or in any manner other than in the ordinary course of business and consistent with the written loan policies of Seller and its Subsidiaries as of the date hereof;

(8) sell, transfer or convey any material property that is part of the Purchased Assets, other than in the ordinary course of business;

(9) release, compromise, or waive any material claim or right that is part of the Purchased Assets, other than in the ordinary course of business;

(10)            settle or compromise any litigation or investigation if such settlement or litigation would reasonably be expected to impose any material obligation or liability on the Purchased Assets, the Assumed Liabilities or Purchaser or any of its Subsidiaries (other than any settlement or compromise providing solely for the payment of money damages that is included as a liability on the Closing Statement or Final Closing Statement);

(11)            other than in the ordinary course of business consistent with past practice or as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Banking Centers, but in accordance with its national pricing strategy, materially alter its interest rate, credit policies or fee pricing policies or practices with respect to the Assumed Deposits and the Purchased Loans provided, however, that Seller shall be permitted to take such actions with respect to the Assumed Deposits to the extent reasonably deemed necessary to preserve the mix, type and aggregate amount of the Assumed Deposits;

(12)            sell or assign or enter into any agreement to sell or assign any of the Purchased Assets or Assumed Liabilities;

(13)            except as may be required as a result of a change in Applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it;

(14)            promptly notify Purchaser in writing of (A) any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, except to the extent already contemplated by this Agreement and (B) any legal proceeding commenced, or, to the Knowledge of Seller, threatened against, relating to, involving or otherwise affecting any of the Purchased Assets, Assumed Liabilities or any of Seller or its Subsidiaries ability to carry out their obligations under this Agreement;

(15)            make any material changes or modifications to any investment or risk management policy, national pricing policies or other similar policies, or any cash management policy, except in the ordinary course of business; or

(16)            agree to take any of the actions listed in the foregoing clauses (1) through (15).

Section 8.2        Real Property Leases and ATM Leases.

(a)          Seller shall use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Real Property Lease or ATM Real Property Lease, the consent of which is required under the terms of the applicable Real Property Lease or ATM Real Property Lease to the assignment of such Real Property Lease or ATM Real Property Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent.

(b)          If, despite Seller’s reasonable best efforts, a Landlord Consent to assignment of a Real Property Lease or ATM Real Property Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted without the consent of the landlord under the Real Property Lease or ATM Real Property Lease, sublease the Banking Center Premises or ATM location to Purchaser pursuant to a sublease agreement which shall be, to the extent permitted, for the remainder of the existing term of the Real Property Lease or ATM Real Property Lease or any extension, if any, thereof at the option of Purchaser, as applicable, and which shall provide for Purchaser to perform all of the obligations of Seller under such Real Property Lease or ATM Real Property Lease and which otherwise shall contain mutually agreeable terms (a “Sublease Agreement”).

(c)          Purchaser shall use its reasonable best efforts to cooperate with Seller’s attempts to obtain each Landlord Consent or its approval of a Sublease Agreement, but shall not be obligated to pay any consideration or grant any concession in connection therewith.

(d)          Notwithstanding anything to the contrary contained in this Agreement, if Seller is unable to obtain for Purchaser the right to occupy Banking Center Premises, whether pursuant to a Landlord Consent or a Sublease Agreement or otherwise, Purchaser shall not be entitled to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder, including, without limitation, the assumption of the Assumed Deposits; provided, however, that (i) the lease of such Banking Center Premises shall be excluded from the Real Property Leases to be assumed by Purchaser hereunder, (ii) Purchaser shall not be obligated to pay any Premium with respect to the Assumed Deposits booked at such Banking Center Premises, (iii) Purchaser shall not be obligated to make a Comparable Job Offer to employees working from such Banking Center Premises, and (iv) Purchaser shall not be obligated to purchase any Purchased Personal Property associated with such Banking Center Premises.

Section 8.3        UCC-1 Assignment and Other Documents.

(a)          Seller shall use its reasonable best efforts to deliver to Purchaser at the Closing all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, participations, assignments of mortgages in recordable form and all other documentation necessary to effect the assignment of the Purchased Loans (including all related collateral) and the Assumed Letters of Credit to Purchaser.  The out-of-pocket costs and expenses (excluding internal labor costs and overhead expenses) of preparing and filing any such documentation shall be split equally between Seller and Purchaser.

(b)          In accordance with Article 9 of the UCC, from the date hereof until the Closing Date, Seller shall make all filings of continuation statements necessary to maintain perfection of security interests related to the Purchased Loans and Assumed Letters of Credit.

Section 8.4        Letters of Credit.  In the event that any Assumed Letter of Credit cannot be assigned to Purchaser, on the Closing Date, Purchaser and Seller shall enter into a participation agreement in customary form reasonably satisfactory to Purchaser and Seller pursuant to which Purchaser shall acquire and assume all of Seller’s rights and obligations under such Assumed Letters of Credit and become entitled to all reimbursements thereunder and collateral security and other credit support therefor.

Section 8.5        Form of Transfer.  Seller and Purchaser may by mutual written agreement at any time change the method of transferring the business attributed to the Banking Centers and the Transferred Wealth Management Relationships from Seller to Purchaser in order to achieve, in a more efficient manner, the business, financial accounting, regulatory and tax objectives of Seller and Purchaser in connection with the transactions contemplated by this Agreement; provided, however, no such change shall alter or change the amount of consideration to be paid by Purchaser as provided in this Agreement.

Section 8.6        Conversion Plan, Data Processing and Related Matters.

(a)          The parties hereto agree to cooperate to employ their reasonable best efforts to plan, execute and complete the Conversion in an orderly and efficient manner pursuant to the Conversion Plan.  As promptly as practicable after the date hereof, Purchaser and Seller shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”).  Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion pursuant to the Conversion Plan.  In addition to any conversion of the data and systems files as part of the Conversion pursuant to the Conversion Plan, the parties shall reasonably cooperate in performing such tasks as may be outlined in the Conversion Plan (as defined below), including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties.

(b)          Purchaser and Seller shall each bear all out-of-pocket costs and expenses associated with their respective area of responsibility as defined in the Conversion Plan, including costs and expenses incurred in converting, moving, storing, archiving, adapting or otherwise transferring or facilitating the transfer of any data, information, securities, records, files and systems from the systems and facilities of Seller and its Affiliates to the systems and facilities of Purchaser and its Affiliates (including costs with respect to computer programs, data processing, deconversion, data extraction, third-party charges and filing fees) provided, however, that, notwithstanding anything to the contrary in this Section 8.6 or otherwise in this Agreement, Purchaser shall not be liable hereunder for any termination fees, penalties or other break costs incurred by Seller or any of its Subsidiaries as a result of the Conversion.  Purchaser and Seller each agrees to promptly reimburse the other in accordance with the Conversion Plan.

(c)          In connection with the conversion activities described in subsections (a) and (b) immediately above, and subject to Applicable Law and the Transition Services Agreement, it is further agreed that:

(1) Purchaser will review, subject to Section 7.1, current operations of the business attributed to the Banking Centers and Purchaser and Seller shall cooperate and use their reasonable best efforts to develop a mutually agreeable written plan within forty-five (45) days of the date hereof (as it may be amended from time to time, the “Conversion Plan”), which Conversion Plan shall (i) set forth the plan, procedures, scheduling methodology, resources and expenditures required to fully effect the Conversion by the end of the weekend immediately after the Closing Date (or such other date as may be agreed by the parties), (ii)  include interim target dates for the completion of integral items to the Conversion; and (iii) provide that conversion items integral to the operation of the Banking Centers, as identified by Purchaser, shall have the earliest target completion dates in the Conversion Plan; and

(2) as of the Closing Date, Seller will provide Purchaser with existing customer, account and transaction data feeds related to the operation and conduct of the Banking Centers and the Transferred Wealth Management Relationships in order to allow Purchaser to comply with applicable legal and contractual anti-money laundering and privacy requirements on and after the Closing Date.

(d)          The parties agree to cooperate to schedule arrangements for change in displays and advertisements at the Banking Centers such that on the next Business Day following a Closing Date, no Signage shall be displayed at the Banking Centers, either internally or externally.  To the extent that any Signage shall remain at a Banking Center, Purchaser shall use its reasonable best efforts to remove such Signage prior to the next Business Day following the Closing Date and to retain such Signage for later collection by Seller.

(e)          The parties agree to address certain transitional matters in the Transition Services Agreement.

Section 8.7        Seller Intellectual Property.  (a) Except as specifically provided in this Section 8.7, Purchaser acknowledges and agrees that none of Purchaser or its Affiliates is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by Seller or any of its Affiliates, including Seller Names.

(b)          Except as provided in this Section 8.7, as of and following the Closing, Purchaser shall, and shall cause its Affiliates to, cease and discontinue promptly after the Closing any and all uses of any and all Intellectual Property owned or licensed by Seller or any of its Affiliates, including Seller Names.  Except as provided in this Section 8.7, Purchaser agrees that, as of and following the Closing, none of Purchaser not any of its Affiliates shall have any right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Intellectual Property owned or licensed by Seller or its Affiliates, and any such right, title, interest, authority, license or sublicense or other arrangement relating thereto (whether written or oral) existing prior to the Closing, shall automatically terminate simultaneously with and effective as of the Closing.  Notwithstanding the foregoing and only to the extent that use of labeling, stationery, business forms, supplies, ATM cards, debit cards, gift cards, checks, deposit slips and envelopes (but excluding any advertising, marketing or other promotional materials) existing on the Banking Center Premises, in the inventory of Purchaser or any of its Affiliates or in the possession of a Banking Center Customer, in each case, that bear a Seller Name as of the Closing (the “Business Material”) cannot be commercially reasonably avoided after the Closing by Purchaser and its Affiliates, Purchaser and such Affiliates shall have, subject to the execution by Purchaser and such Affiliates of the License Agreement, a limited, non-transferable, non-sublicensable, royalty-free, non-exclusive right to use and deplete the Business Materials for a thirty- (30) day period following the Closing Date (such right, the “Seller Name License” and such period, the “Transitional Period”); provided, however, that (i) none of Purchaser or any of its Affiliates shall take any action that could reasonably be expected to impair the value of or goodwill associated with Seller Names, (ii) Purchaser and its Affiliates shall use the Business Materials and make any use of Seller Names pursuant to this Section 8.7 in substantially the same forms, and for substantially the same purposes, as Seller is using such Seller Names in connection with the operation and conduct of the Banking Centers immediately prior to the Closing, but not including any advertising, marketing or other promotional activities and (iii) Purchaser and its Affiliates shall use their reasonable best efforts to minimize their respective use of Seller Names and shall cease using Seller Names on such Business Materials as set forth in the License Agreement and in any event within the Transitional Period.  For clarity, the foregoing activities during the Transitional Period will be for wind-down purposes only, and none of Purchaser or any of its Affiliates shall actively use Seller Names in any advertising, marketing or other promotional activities during the Transitional Period.

(c)          Purchaser, for itself and its Affiliates, acknowledges and agrees that, (i) as between the parties hereto, Seller and its Affiliates own or have the exclusive right to use any and all of Seller Names and, except as otherwise expressly provided in this Section 8.7, none of Purchaser or any of its Affiliates shall, as of the Closing, have any rights in or to Seller Names, (ii) none of Purchaser or any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to Seller Names, and (iii) none of Purchaser or any of its Affiliates shall adopt, use, register or attempt to register any of Seller Names or instruct others to do so.  Purchaser, for itself and its Affiliates, agrees and shall ensure that any use of Seller Names as permitted in this Section 8.7 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used such Seller Names prior to the Closing.  Purchaser, for itself and its Affiliates, agrees that, after the Closing, none of Purchaser or any of its Affiliates, will expressly, or willingly by implication, do business as or represent themselves as Seller or any Affiliate of Seller and the personnel of Purchaser or any of its Affiliates shall not, and shall have no authority to, as of the Closing, hold themselves out as officers, employees or agents of Seller or any of its Affiliates.

(d)          Purchaser, on behalf of itself and its Affiliates, agrees that Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against all Damages that arise out of, relate to or result from use of Seller Names by Purchaser during the Transitional Period.

Section 8.8        Wrong Pocket Assets.  Unless otherwise specifically provided in the Transition Services Agreement, if at any time or from time to time after the Closing Date, Seller, on the one hand, or Purchaser, on the other, shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, Seller or Purchaser agrees to promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto.

ARTICLE IX

EMPLOYMENT AND BENEFIT MATTERS

Section 9.1        Transferred Business Employees.  Transferred Banking Center Employees.  (a)  Offers of Employment.  Subject to Applicable Law, at least thirty (30) days (unless an earlier date is required by Applicable Law) prior to the Closing Date and effective as of the Closing Date, Purchaser shall make a Comparable Job Offer to all Banking Center Employees.  Purchaser’s employment of the Transferred Banking Center Employees shall be deemed to commence at 11:59 p.m. on the Closing Date, without regard to whether the Transferred Banking Center Employee is actively at work on the Closing Date in the case of an employee who on the Closing Date is absent from work due to a vacation, jury duty, funeral leave or personal day.  Notwithstanding the foregoing, to the extent that a Banking Center Employee who has accepted Purchaser’s offer is not available to perform services on the Closing Date because on the Closing Date such employee is on sick leave, short-term disability, workers compensation leave, military leave, leave of absence under the Family Medical Leave Act or other leave of absence approved by Seller or one of its Affiliates (other than a vacation, jury duty, funeral leave or personal day), he or she shall remain an employee of Seller or one of its Affiliates (except as otherwise required by Applicable Law); provided that Purchaser shall hire such Banking Center Employee if such Banking Center Employee returns to work no later than the date that is the earlier of the scheduled return date (including any approved extensions thereto) and six (6) months from the date of commencement of such leave, unless such Employee is entitled to reemployment under the Uniformed Services Employment and Reemployment Act, in which case Purchaser shall not be obligated hire such Employee unless the return date is no later than twelve (12) months following the Closing Date, and, for purposes of this Agreement, such Employee shall become a Transferred Banking Center Employee as of the date active employment with Purchaser commences and, to the extent applicable, references in this Section 9.1 to the “Closing Date” shall relate to the date on which active employment commences.  Those Banking Center Employees who do not accept a Comparable Job Offer from Purchaser shall not be considered Transferred Banking Center Employees for any purpose of this Agreement.  For the twelve (12) month period that follows the Closing Date, each of the Transferred Banking Center Employees shall be provided by the Purchaser with an aggregate annual amount of paid time-off under the plans of the Purchaser equal to such Transferred Banking Center Employee’s current aggregate annual amount of paid time-off, which, for clarity, takes into account and grandfathers all service with Seller and its Affiliates (including vacation time, personal time and sick time); provided that the Purchaser may allocate such aggregate annual amount of paid time-off in a manner consistent with the policies of the Purchaser.

(b)         Termination of Employment with Seller.  As of the Closing Date, the Transferred Banking Center Employees shall cease active participation in each Employee Plan and shall have a “separation from service” as that term is defined by Section 409A of the Code and the regulations promulgated thereunder.  Seller and its Affiliates shall retain all assets and Liabilities for the Banking Center Employees under the Employee Plans.  Seller and its Affiliates shall be liable for all eligible claims for benefits under the Employee Plans that are welfare plans that are incurred by the Transferred Banking Center Employees on or prior to the Closing Date.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows:  (i) life, accidental death and dismemberment, business travel accident, disability and workers compensation insurance benefits, upon the event giving rise to such benefits; and (ii) health, vision, dental and/or prescription drug benefits, on the date such services, materials or supplies were provided.

(c)          Benefits Following the Closing Date.  Effective as of the Closing Date, Purchaser shall provide the Transferred Banking Center Employees with the same employee benefit plans and programs as those that are provided to similarly situated employees of Purchaser (both by job classification or status and by geographic location).  For purposes of determining (i) eligibility to participate in and vesting under applicable employee benefit plans of Purchaser or its Affiliates (other than under any employee stock ownership or option plan), (ii) the banking privileges and perquisites applicable to the Transferred Banking Center Employees, (iii) retirement eligibility under any Purchaser plan providing for the grant of equity awards, and (iv) benefit accrual purposes only for vacation, paid time off and severance benefits, each Transferred Banking Center Employee shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be recognized for purposes of (x) grandfathering and/or benefit accruals under any Purchaser defined benefit retirement plan, (y) retiree medical benefits (but it shall be recognized for access-only retiree medical, if applicable) or (z) any employee stock ownership or option plan.  Purchaser shall (i) deem satisfied any preexisting conditions and waiting periods under the welfare benefit plans of Purchaser that provide healthcare benefits in which the Transferred Banking Center Employees are eligible to participate to the same extent that such conditions and waiting periods were satisfied under the comparable Employee Plan and (y) subject to Seller providing Purchaser with the applicable information with respect to each Transferred Banking Center Employee in a form that Purchaser determines is administratively feasible to take into account under its plans, cause such plans to honor any expenses incurred by such Transferred Banking Center Employees and their eligible dependents under Employee Plans that are healthcare benefit plans during the portion of the calendar year in which they become Transferred Banking Center Employees for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses, to the same extent that such expenses were recognized under the comparable Employee Plan.  Purchaser shall not provide any payment or incentive to any Transferred Banking Center Employee to induce such employee to elect continued participation in any healthcare benefit plan of Seller.

(d)          Severance.  (i)  Termination of Transferred Banking Center Employees Following the Closing Date.  Purchaser shall pay, or cause to be paid, severance and provide benefits in accordance with the severance schedule set forth on Schedule 9.1(d)(i)(A), to each Transferred Banking Center Employee whose employment is terminated by Purchaser or any Affiliate of Purchaser without “cause” (within the meaning set forth on Schedule 9.1(d)(i)(B)) within twelve (12) months after the Closing Date, subject to the execution, delivery and non-revocation of a release of claims in favor of Purchaser, Seller and the respective Affiliates of Purchaser and Seller.

(ii)  Termination of Banking Center Employees who do not become Transferred Banking Center Employees.  With respect to Banking Center Employees who do not become Transferred Banking Center Employees for any reason (other than due to having rejected a Comparable Job Offer), (A) Purchaser shall be responsible for reimbursing Seller or its Affiliates, as applicable, for any severance benefits but not greater than those described on Schedule 9.1(d)(i)(A) to the extent a Banking Center Employee rejects an offer of employment from Purchaser that was not a Comparable Job Offer and (B) Seller and its Affiliates shall retain and shall satisfy all severance benefits payable to any other Banking Center Employees.  Except as may otherwise be required by Applicable Law, none of Seller, Purchaser or any of its Affiliates shall pay or provide severance benefits to any Banking Center Employee who receives a Comparable Job Offer from Purchaser and does not accept such offer.  Nothing in this Section 9.1(d)(ii) is intended to conflict with the provisions of Section 9.1(g), but in the event of an inconsistency, Section 9.1(d)(ii) shall govern.  Subject to Applicable Law, Seller, its Affiliates and Purchaser shall cooperate to take commercially reasonable steps to reduce, to the extent possible, the likelihood that severance benefits will be required to be paid to any Banking Center Employees who do not become Transferred Banking Center Employees; provided, however, that, in no event, shall Purchaser or Seller be required to find alternative employment for such employees at Purchaser or Seller or one of their respective Affiliates, nor shall Purchaser have any other obligation with respect to such employees.

(e)          Retirement Plans.  Effective as of the Closing Date, to the extent permitted by Applicable Law and applicable Seller plan documents, Seller shall take action to provide that the account balances and accrued benefits, as applicable, of all Transferred Banking Center Employees under the tax-qualified employee savings plan(s) (the “Seller’s Savings Plan”) and pension plan(s) that are sponsored by Seller or any of its Affiliates in the United States in which the Transferred Banking Center Employees participated immediately prior to the Closing Date shall vest in full.  Purchaser shall take all action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States and in which Transferred Banking Center Employees participate to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) for the benefit of participating Transferred Banking Center Employees.

(f)           Annual Incentives.  (i)  Seller shall be liable for the payment of all formulaic incentive bonuses and annual discretionary bonuses to the Transferred Banking Center Employees with respect to the calendar year commencing on January 1, 2011 and ending on December 31, 2011.  In addition, Seller shall be liable for the payment of any formulaic incentive bonuses, including monthly, quarterly and semi-annual incentive bonuses, to the Transferred Banking Center Employees with respect to the period commencing on January 1, 2012 and ending on the Closing Date.  Such payments shall be made consistent with past practice of Seller, notwithstanding that Transferred Banking Center Employees may not be employed by Seller or any of its Affiliates at the time of payment.

(ii)  The Purchaser shall provide Transferred Banking Center Employees an annual discretionary bonus opportunity prorated for calendar year 2012, based upon the number of days elapsed between the Closing Date and December 31, 2012 (with the amount, if any, determined consistent with Purchaser’s internal methodology for awarding annual discretionary bonuses).  The Seller shall be responsible for and shall pay to the Transferred Banking Center Employees a prorated portion of the annual discretionary bonuses accrued for the Transferred Banking Center Employees prior to the Closing Date, calculated using accruals for performance year 2011, based upon the number of days elapsed between January 1, 2012 and the Closing Date.  For purposes of clarity, Seller and its Affiliates shall retain all liabilities for, and shall be responsible for the payment of, any formulaic incentive bonus amounts payable to the Transferred Banking Center Employees for performance periods occurring prior to the Closing Date under any formulaic incentive plans maintained by Seller or its Affiliates (for example, under any monthly, quarterly or commissions-based plans), and such formulaic incentive plans shall not be taken into consideration when determining the obligations of the Purchaser and Seller under this Section 9.1(f)(ii).

(g)         WARN Act.  The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement.  Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Transferred Banking Center Employees that occurs on or after the Closing Date.  Subject to Section 9.1(d)(ii), Seller and its Affiliates shall be responsible for providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving Banking Center Employees who do not become Transferred Banking Center Employees.

(h)          Employee Communications.  Any communications by Purchaser with the Banking Center Employees prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement.  Written communications from Purchaser to Banking Center Employees shall be subject to prior review, comment and approval by Seller and its Affiliates. Seller shall not make any promises or commitments to the Banking Center Employees with respect to employment by Purchaser or the terms and conditions thereof.

(i)           Banking Privileges. Purchaser agrees to provide the Transferred Banking Center Employees with the same banking privileges, if any, that Purchaser generally provides to similarly situated employees of Purchaser (both by job classification or status and by geographic location).

(j)           No Third-Party Rights.  No provision of this Section 9.1 shall create any third-party beneficiary rights in any Banking Center Employee (including any beneficiary or dependent thereof) nor is it intended to amend or alter any benefit plan of Seller or any of its Affiliates, or limit the ability of the Purchaser or its Affiliates to amend their benefits plans in any respect at any time nor guarantee any Transferred Banking Center Employee the right to continued employment for any period.

(k)          Purchaser and Seller shall work together and reasonably cooperate to delay the separation from Seller and the start date with Purchaser for any Transferred Banking Center Employees who are necessary to assist Seller in fulfilling their obligations under the Transition Services Agreement.

ARTICLE X

TAX MATTERS

Section 10.1      Tax Indemnification.

(a)          Except to the extent reflected as a liability in the Final Closing Statement, (i) Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Purchaser and its Affiliates harmless from and against any and all Excluded Taxes, other than any liability for Taxes resulting from transactions or actions taken by Purchaser on the Closing Date that are properly attributable to the portion of the Closing Date after the Closing, and (ii) Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Taxes relating to the Banking Centers, the Purchased Assets or Assumed Liabilities other than Excluded Taxes that are the responsibility of Seller under the immediately preceding sentence.

(b)          Payment in full of any amount due from Purchaser or Seller under this Section 10.1 shall be made to the affected party in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

Section 10.2      Refunds, Credits and Carrybacks.

(a)          Seller shall be entitled to any refunds or credits of or against any Excluded Taxes that are the responsibility of Seller under Section 10.(a).  Purchaser shall be entitled to any refunds or credits of or against any Taxes relating to the Purchased Assets, other than refunds or credits of or against Excluded Taxes that are the responsibility of Seller under Section 10.1(a).

(b)          Purchaser shall promptly forward to Seller or reimburse Seller for any refunds or credits due to Seller (pursuant to the terms of this Article X) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Article X) after receipt thereof.

Section 10.3      Cooperation.  Each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto such cooperation, documentation and information relating to the Purchased Assets, the Assumed Liabilities as either of them reasonably may request in:  (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article X or a right to refund of Taxes, (iii) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority, (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period or (v) effecting any other tax provision in this Agreement (including this Article X).  Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the Purchased Assets and the Assumed Liabilities for Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 10.4      Contest Provisions.  Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder.  Seller shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which it may be liable, and to employ counsel and other advisors of its choice at its expense.  Purchaser shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which it may be liable, and to employ counsel and other advisors of its choice at its expense.  Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.5      Transfer Taxes.  (a)  All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall be paid by Seller.  Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under Applicable Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.  Such Tax Returns shall be prepared consistent with the Allocation Statement pursuant to Section 3.4(a).  Purchaser and Seller shall cooperate in the timely completion and filing of all such Tax Returns.  Purchaser agrees to timely sign and deliver any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), and file the Tax Returns with respect to such Transfer Taxes, to the extent they are required to be signed and filed by Purchaser under this Section 10.5.  For the avoidance of doubt, any Transfer Taxes resulting from any transfer after the Closing Date of any Purchased Asset or Assumed Liability, or any other property owned after the Closing Date by Purchaser or any of its Affiliates shall be borne by Purchaser and any Tax Returns relating thereto shall be prepared and filed by Purchaser.  Purchaser agrees to timely sign and deliver any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), and file Tax Returns with respect to, such Transfer Taxes.

(b)          The parties shall attempt in good faith to agree, on or prior to the Closing Date, on the fair market value of the Banking Center Premises and shall prepare and file any Tax Returns required to be filed by them with respect to Transfer Taxes on a basis consistent with any such agreed valuation.

(c)          Any party shall have the right to seek a refund of any and all Transfer Taxes paid by it for which it is responsible pursuant to this Section 10.5 at its own expense (subject to the last sentence of this Section 10.5(c)).  If so requested, the other party shall cooperate in good faith with the party seeking such refund.  Any refund of Transfer Taxes (and any reasonable out-of-pocket expenses incurred by the parties in obtaining such refund, provided, in the case of fees and disbursements paid to any accounting firm, such expenses were incurred after providing reasonable advance notice to and consulting in good faith with the other party) shall be shared between the parties in accordance with the portion of such Tax paid by each such party.

Section 10.6      Coordination.  Notwithstanding anything in this Agreement to the contrary, in the event there is a conflict between Article X and any provision contained in any other article of this Agreement, Article X shall control.

Section 10.7      Tax Treatment of Payments.  Purchaser, Seller and their respective Affiliates shall treat any and all payments under this Article X or Article XIII as an adjustment to the consideration, for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

Section 10.8      Limitations and Survival.  Notwithstanding anything in this Agreement to the contrary, the indemnification provisions of Section 10.1 are not subject to the limitations of Article XIII and shall survive the Closing until the expiration of the applicable statutes of limitation.

Section 10.9      No Double Recovery.  For the avoidance of doubt, neither Purchaser nor Seller shall be entitled to receive indemnification from the other in respect of all or any portion of any Loss more than once, in each case, whether proceeding under this Article X or Article XIII.

ARTICLE XI

CLOSING CONDITIONS

Section 11.1      Conditions to Obligations of Each Party to Close.  The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:

(a)          No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(b)          All Regulatory Approvals set forth on Schedule 11.1(b) (the “Required Government Approvals”) shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.

(c)          The Closing shall have occurred under the HSBC Assignment Agreement.

Section 11.2      Conditions to Obligation of Seller to Effect the Closing.  The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in the sole discretion of Seller), prior to or at the Closing, of each of the following conditions:

(a)          All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)          Each of the representations and warranties of Purchaser contained in Article VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (ii) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or Knowledge).

(c)          Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate officer certifying that the conditions specified in Section 11.2(a) and Section 11.2(b) have been satisfied.

Section 11.3      Conditions to Obligation of Purchaser to Effect the Closing.  Purchaser’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:

(a)          All of the covenants and agreements required by this Agreement and the Transition Services Agreement between, Purchaser and Seller to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)          Each of the representations and warranties of Seller contained in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (ii) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge).

(c)          Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller by an appropriate officer of Seller certifying that the conditions specified in Section 11.3(a) and Section 11.3(b) have been satisfied.

ARTICLE XII

TERMINATION

Section 12.1      Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Purchaser and Seller;

(b)          by Purchaser or Seller if (i) any Governmental Entity that must grant a Required Government Approval has denied such Required Government Approval, and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party in this Agreement;

(c)          by Purchaser or by Seller, if the Closing shall not have occurred on or before the Outside Date; unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the parties seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such parties in this Agreement;

(d)          (i) by Purchaser, if Seller has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 11.3(a) or Section 11.3(b) to be not satisfied, and such breach is not cured within forty-five (45) days following written notice to Seller or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, or (ii) by Seller, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 11.2(a) or Section 11.2(b) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to Purchaser, or cannot, by its nature, be cured prior to the Outside Date; provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; and

(e)          By Purchaser or Seller if the HSBC Assignment Agreement has been terminated.

Section 12.2      Effect of Termination.   In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Purchaser, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) the confidentiality provisions of Section 7.5 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE XIII

SURVIVAL; INDEMNIFICATION

Section 13.1      Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing for the period set forth in this Section 13.1.  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate eighteen (18) months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.7, 6.1, 6.2 and 6.7 shall survive until the expiration of the applicable statute of limitations; it being understood that in the event notice of any claim for indemnification under this Article XIII has been given (within the meaning of Section 13.4) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.  The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

Section 13.2      Indemnification by Seller.

(a)          Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Purchaser and its respective Affiliates, and their respective directors, officers, employees (other than the Transferred Business Employees), agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties” from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of Purchaser Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, or arising out of:

(1) any breach of any representation or warranty made by Seller under this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 13.2 any qualifications in the text of any such representation or warranty relating to materiality, Material Adverse Effect, or Knowledge shall be disregarded for purposes of determining whether such representation or warranty was breached or the amount of Losses;

(2) any breach of any covenant or agreement of Seller contained in this Agreement; and

(3) any of the Excluded Liabilities (including, for the avoidance of doubt, any of the litigation disclosed in Schedule 5.6, (ii) Liens that are not Permitted Liens, and (iii) the conduct of the Retained Businesses after the Closing Date).

(b)          Seller shall not be liable to Purchaser Indemnified Parties for (i) any Losses in respect of Section 13.2(a)(1) for any individual claim (or group of directly related claims) less than twenty thousand dollars ($20,000.00) (each a “de minimis loss”) or (ii) any Losses in respect of Section 13.2(a)(1) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Seller) equal to two hundred thousand dollars ($200,000), and then only for Losses in excess of that amount and up to an aggregate amount equal to twenty five percent (25%) of the Premium.

Section 13.3      Indemnification by Purchaser.  (a)  Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, any of its Affiliates, and each of their respective directors, officers, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and collectively, with Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly, relating to, arising out of or resulting from:

(1) any breach of any representation or warranty made by Purchaser under Article VI for the period such representation or warranty survives, it being understood that for purposes of this Section 13.3 any qualifications in the text of any such representation or warranty relating to materiality, material adverse effect, or Knowledge shall be disregarded for purposes of determining whether such representation or warranty was breached;

(2) any breach of a covenant or agreement of Purchaser contained in this Agreement; and

(3) any of the Assumed Liabilities or the conduct of the business attributed to the Banking Centers after the Closing Date.

(b)          Purchaser shall not be liable to Seller Indemnified Parties for (i) a de minimis loss in respect of Section 13.3(a)(1) or (ii) any Losses with respect to the matters contained in Section 13.3(a)(1) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Seller) equal to two hundred thousand dollars ($200,000), and then only for Losses in excess of that amount and up to an aggregate amount equal to twenty-five percent (25%) of the Premium.

Section 13.4      Third-Party Claim Indemnification Procedures.  (a)  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the exclusive subject of Article X), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim.

(b)          In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Party, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability to all Indemnified Parties with respect to such claim and does not include any admission of culpability.

(c)          If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party and/or its respective insurer.

(d)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e)          The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 13.5      Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article XIII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

Section 13.6      Adjustments to Losses.

(a)          In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)          In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss, and there shall be added an amount equal to any actual net Tax detriment resulting from such Loss.

(c)          If an Indemnified Party recovers an amount from a third-party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

Section 13.7      Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article XIII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 13.8      Mitigation.  Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Loss.  In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

Section 13.9      Survival of Indemnity.  The obligation of Purchaser and Seller to indemnify under this Article XIII as to claims covered by Section 13.2(a)(1) and Section 13.3(a)(1), as applicable, shall expire on the eighteen (18) month anniversary of the Closing Date, and shall not apply to any claims made after such date, except that the obligation of Purchaser and Seller to indemnify with respect to bona fide claims for indemnity made in writing by Seller Indemnified Parties and Purchaser Indemnified Parties, as applicable, within such eighteen (18) month period shall continue until final resolution of such claims.

Section 13.10    Remedies Exclusive.  Except as otherwise specifically provided herein or in the case of fraud or willful misconduct, the remedies provided in this Article XIII shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein except as to Taxes, as to which the provisions of Article X shall control exclusively.

ARTICLE XIV

MISCELLANEOUS

Section 14.1      Entire Agreement; Amendment.  All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement.  This Agreement, together with the Exhibits and Schedules hereto, and the Transition Services Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein.  This Agreement many not be amended or revised except by a writing signed by Seller and Purchaser.

Section 14.2      Binding Effect; Assignment; No Third-Party Beneficiaries.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Except as expressly provided herein, this Agreement and all rights hereunder may not be assigned by any party hereto except by prior written consent of the other party hereto; provided that Purchaser may assign its right to acquire any asset and/or the obligation to pay all or part of the consideration and to assume any liability to any wholly owned Subsidiary without the prior written consent of the other party hereto; provided, further, that Purchaser agrees to guarantee the performance of any such wholly owned Subsidiary.  The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided that the provisions of  Article XIII will inure to the benefit of the Indemnified Parties.

Section 14.3      Specific Performance.  The parties hereto acknowledge and agree that (i) monetary damages could not adequately compensate any party hereto in the event of a breach of this Agreement by any other party which results in the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date; (ii) the non-breaching party would suffer irreparable harm in the event of such a breach with such an effect; and (iii) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.  The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 14.3.

Section 14.4      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 14.5      Notices.  All notices, request, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two (2) Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Purchaser addressed to:

Mark E. Tryniski
President & Chief Executive Officer
Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, NY 13214-1883
Facsimile:  (315) 445-7347

with a copy to:

George J. Getman
Executive Vice President & General Counsel
Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, NY 13214
Facsimile:  (315) 445-7364

with an additional copy to:

Ronald C. Berger, Esq.
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, NY 13202-1355
Facsimile:  (315) 218-8100

and if to Seller addressed to:

Oliver H. Sommer
Executive Vice President, Corporate Development
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, NY 14210
Facsimile:  (716) 819-5157

with a copy to:

John Mineo
SVP, General Counsel & Corporate Secretary
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, NY 14210
Facsimile:  (716) 819-5158

with an additional copy to:

Michael Friedman, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA  19103-2799
Facsimile:  (215) 981-4750

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other party in the manner provided above for giving notice.

Section 14.6      Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 14.7      Expenses.  Except as otherwise expressly set forth herein, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such expense.

Section 14.8      Deadlines.  If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of New York are authorized by law to close, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

Section 14.9      Scope of Agreements.  This Agreement shall not create any partnership, joint venture or other similar arrangement between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

Section 14.10    Delays or Omissions.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing signed by the parties hereto.  Notwithstanding any provision set forth herein, no party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order or any Governmental Entity.

Section 14.11    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 14.12    Governing Law; Consent to Jurisdiction.  The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.  EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase and Assumption Agreement to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.

FIRST NIAGARA BANK, NATIONAL ASSOCIATION

By:	/s/ John R. Koelmel
Name: John R. Koelmel
Title: Chief Executive Officer

COMMUNITY BANK, NATIONAL ASSOCIATION

By:	/s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer